UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Consolidated Communications Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 2022

To Our Stockholders:

The 2022 annual meeting of stockholders of Consolidated Communications Holdings, Inc. (the “Company”) will be held in a virtual meeting format only on May 2, 2022 at 9:00 a.m., central time. The 2022 annual meeting of stockholders is being held virtually in light of continued public health concerns regarding the COVID-19 pandemic and for the following purposes:

1.	To elect the eight directors named in our Proxy Statement to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified (Proposal No. 1);

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2);

3.	To conduct an advisory vote on the approval of the compensation of our named executive officers (Proposal No. 3); and

4.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 3, 2022 are entitled to vote at the meeting or at any postponement or adjournment thereof.

Your vote is very important. We hope that you will attend the virtual meeting, but whether or not you plan to attend, please vote your shares in advance so that your shares will be represented. If you received a printed copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. We encourage you to vote via the Internet, as this is the most cost-effective method to cast your vote. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares at the Internet site address listed on your notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

J. Garrett Van Osdell
Chief Legal Officer & Secretary

March 22, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 2, 2022 — Our Proxy Statement and 2021 Annual Report to Stockholders are Available at www.proxyvote.com. Stockholders of Record as of the Record Date will be able to Attend the Stockholder Meeting Online by Visiting www.virtualshareholdermeeting.com/CNSL2022.

TABLE OF CONTENTS

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

2116 South 17th Street, Mattoon, Illinois 61938

PROXY STATEMENT

This proxy statement contains information related to the 2022 annual meeting of stockholders of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company,” “Consolidated,” “we,” “our” or “us”), that will be held in a virtual meeting format only, on May 2, 2022 at 9:00 a.m., central time, and at any postponements or adjournments thereof. The approximate first date this proxy statement and proxy card, as well as a copy of our combined 2021 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2021, are being made available is March 22, 2022.

ABOUT THE MEETING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2022 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2022 annual meeting. Proxies are solicited by our board to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if the stockholders cannot attend the meeting. The board has designated J. Garrett Van Osdell and Steven L. Childers as proxies (the “Proxy Holders”), who will vote the shares represented by proxies at the annual meeting in the manner indicated by the proxies.

Why did I receive a one-page notice regarding internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability of Proxy Materials” or the “Notice”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including this Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 22, 2022, and the proxy materials were posted on the investor relations portion of the Company’s website, http://ir.consolidated.com, and on the website referenced in the Notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the annual meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice for requesting a copy.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	To elect the eight directors named in this Proxy Statement to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified (Proposal No. 1);

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2);

•	To conduct an advisory vote on the approval of the compensation of our named executive officers (Proposal No. 3); and

•	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, March 3, 2022, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. If your shares are held for you by a beneficial holder in “street name” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares. Please see the next question below for a description of a beneficial owner in “street name.”

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 2116 South 17th Street, Mattoon, Illinois 61938, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered a stockholder of record with respect to those shares. If this is the case, we have provided you with instructions on how to view the proxy materials.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the instructions on how to view the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

All stockholders of record as of March 3, 2022 or their duly appointed proxies, may attend the meeting. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly on May 2, 2022 at 9:00 a.m., central time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., central time, and you should allow time for the check-in procedures.

How can I attend the annual meeting?

In light of continued public health concerns regarding the COVID-19 pandemic, this year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CNSL2022. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the Company’s 401(k) Plan, which must be voted prior to the meeting).

What constitutes a quorum?

A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of March 3, 2022, the record date, 113,612,846 shares of our common stock were outstanding.

Proxies received but marked as withheld, abstentions, or broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

How do I vote?

If you are a stockholder of record, you may vote by any of the following methods:

•	Internet. Electronically through the Internet by accessing our materials and following the procedures described on the website listed on the Notice and posted at www.virtualshareholdermeeting.com/CNSL2022. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you received a paper copy of the materials, which will include a proxy card, and you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

•	Mail. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. If you complete and properly sign the proxy card and return it to us, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

•	Telephone. By calling 1-800-690-6903. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you received a paper copy of the materials, which will include a proxy card, and you vote by telephone, you should not return your proxy card.

We recommend that you vote in advance even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote online during the meeting.

If your shares are held in “street name,” you are considered the “beneficial owner” of those shares. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, or to vote your shares during the annual meeting. You should refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement.

Can I revoke or change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is voted by:

•	delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy by mail, by telephone or through the Internet; or

•	delivering a duly executed proxy bearing a later date.

If your shares are held in “street name,” you may revoke or change your vote by voting at the annual meeting if you obtain a proxy as described in the answer to the previous question.

How many votes are required for the proposals to pass?

•	Election of Directors (Proposal No. 1). Directors are elected by a plurality vote.

•	Ratification of the Appointment of Ernst & Young LLP (Proposal No. 2). Approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

•	Advisory Vote on Approval of Executive Compensation (Proposal No. 3). Approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

•	Approval of any Other Proposals Not Presently Anticipated that may Properly Come before the Annual Meeting or any Adjournment or Postponement of the Meeting. Approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

How are abstentions and broker non-votes treated?

If a stockholder abstains from voting on Proposal No. 2 or No. 3, it will have the same effect as a vote “AGAINST” that proposal. With respect to Proposal No. 1, abstentions will have no effect. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter, where it will have the same effect as a vote “AGAINST” that proposal. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter when submitting their proxies. If no specific instructions are given, properly submitted proxies will be voted:

•	“FOR” the election of each of the eight directors named in this Proxy Statement to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified (see page 11);

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors (see page 25); and

•	“FOR” the advisory approval of the compensation of the Company’s named executive officers (see page 48).

What are the board’s recommendations?

The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board recommends that you vote:

•	“FOR” the election of each of the eight directors named in this Proxy Statement to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified (see page 11);

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors (see page 25); and

•	“FOR” the advisory approval of the compensation of the Company’s named executive officers (see page 48).

Unless you give other instructions otherwise, the Proxy Holders will vote in accordance with the recommendations of the board of directors.

What happens if additional matters are presented at the annual meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting.

Pursuant to the provisions of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, if you grant a proxy, the persons named as the Proxy Holders on the enclosed proxy card will vote your shares as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, e-mail, the Internet or personal interviews.

Who will tabulate and certify the vote?

A representative from Broadridge Financial Solutions, Inc. will tabulate the votes and act as Inspector of Elections.

What do I do if I receive duplicate sets of proxy materials?

You may receive more than one set of proxy materials. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by Computershare, Inc., our transfer agent. To have all your shares voted, you should vote each set of proxy materials you receive.

ANNUAL REPORT

Will I receive a copy of Consolidated’s 2021 Annual Report to Stockholders?

Our 2021 Annual Report to Stockholders for the fiscal year ended December 31, 2021 was made available to stockholders concurrently with this proxy statement. The Notice contains directions for requesting a paper copy of the 2021 Annual Report to Stockholders and can also be obtained by following the instructions below. The 2021 Annual Report to Stockholders includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of Consolidated’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 4, 2022, is included in the 2021 Annual Report to Stockholders.

You can also obtain, free of charge, a copy of our Annual Report on Form 10-K, including all exhibits filed with it, by:

•	accessing the Investor Relations section of our website at http://ir.consolidated.com and clicking on the “Financials & Filings” link followed by clicking on the “SEC Filings” link;

•	accessing the materials online at www.proxyvote.com;

•	writing to:

Consolidated Communications Holdings, Inc.

Attn: Investor Relations

2116 South 17th Street

Mattoon, Illinois 61938-3987; or

•	telephoning us at: (844) 909-2675.

You can also obtain a copy of our Annual Report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) AND RISK MANAGEMENT

Our board and management team remain focused on corporate social responsibility and managing environmental, social and governance risks and opportunities. Our board has general oversight responsibility for our risk-management programs and is actively engaged with management in setting the strategic direction of the Company. Our directors provide continual and valuable guidance to management on risk mitigation strategies (see “Corporate Governance and Board Committees - Board oversight of risk” on page 20). In order to maintain effective board oversight of risk across our business, our board delegates certain elements of its oversight function to individual committees. As set forth in its charter, our audit committee supports the board in risk oversight of accounting and financial reporting processes, compliance with legal and regulatory requirements and the oversight of our independent auditors. Our audit committee also monitors enterprise risk-management policies and oversees the responsibilities, performance and effectiveness of the Company’s internal audit function.

For 2021, we published an Environmental, Social and Governance (ESG) report on our website, and we have included a discussion of CSR initiatives and activities in this year’s proxy statement to reinforce our commitment to these matters and demonstrate their importance to our board and management team. Our board also remains committed to constructive engagement with our stockholders. For 2022, we expect to go further with our ESG efforts, focusing more acutely on employee engagement, risk management, environmental sustainability and our larger societal purpose. As part of this initiative, we intend to measure and begin reporting on key ESG metrics more specifically.

Social Responsibility and Human Capital Management

Our board is also engaged in how we attract, develop, retain and manage our employees. As of March 1, 2022, we employed approximately 3,300 employees, including part-time employees. We know that our people are essential to our ability to deliver value to our stockholders, and we strive to create an inclusive environment that reflects the different backgrounds, experiences, ideas and perspectives of our employees. We take great pride in being named a “2021 Best-in-Class Employer” by Gallagher in recognition of our efforts to optimize employee and organizational wellbeing.

We believe it is critical to promote and protect human rights in all the communities we serve, and in our relationships with our employees and vendors. As a long-standing employer and business partner, we strive to foster a work culture that respects and promotes fundamental human rights. Consistent with these goals, we have an established Human and Labor Rights Policy to create awareness and establish expectations related to legal requirements, ethical practices and human rights.

Annually, our board meets to review our succession strategy for key roles, including the role of the CEO, taking into account our key priorities and long-term business strategy. CEO succession planning discussions are led by the chair of our corporate governance committee, and discussions and planning takes place with our entire board. Our directors have direct access to and interaction with members of the senior management team, and our board is regularly updated on matters involving our workforce and workplace culture as part of its oversight role.

Integrity and Ethical Business Conduct

We place the highest value on the integrity of our directors, officers and employees and we require integrity and ethical conduct in the workplace and in our business transactions. We insist on ethical dealings with others and on the ethical handling of actual or apparent conflicts of interest within personal and professional relationships. When an ethical issue or concern needs to be addressed in the workplace, we attempt to foster a work environment where discussions can take place without the fear of retribution and also provide a system of reporting and access for anyone who wishes to report a suspected violation. Directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties. In our dealings with customers and suppliers, we prohibit making or receiving bribes, kickbacks or any other improper payments, direct or indirect, to any representative of government, labor union, customer or supplier in order to obtain a contract, commercial benefit or government action. We also ask our vendors and suppliers to adhere to the same standards of legal and ethical business conduct. We are committed to doing business with suppliers and vendors in a way that positively influences our strategic and operational goals, complies with applicable laws and regulations, provides high-quality goods and services, delivers exceptional customer service and offers competitive pricing.

Diversity and Inclusion

We embrace diversity and inclusion (D&I) and seek to hire and retain high-quality employees of all backgrounds and experiences. We believe diversity of backgrounds contributes to different ideas, which in turn drives better results for our customers and our stockholders. We respect differences and diversity as qualities that enhance our efforts as a team and believe embracing diversity and a culture of inclusion makes our company a better place to work. In accordance with these core values, we are committed to pursuing greater diversity in the workplace and in positions of leadership as we strive to create a work environment that provides equal access to information, development and opportunity. In 2021, we formed an employee diversity council as part of an enhanced and comprehensive employee engagement initiative, and we partnered with diversity and veteran-focused job sites to attract a larger and more diverse pool of job candidates. Our employees completed approximately 3,000 hours of training on discrimination and harassment prevention on topics that included ageism, anti-bullying and respect for people from other racial, ethnic and religious groups. We built upon our D&I initiatives from last year and conducted diversity training for our executive team and other senior leaders. As we look ahead, we are actively working to help advance our diversity journey and build upon our practices on diversity, inclusion and fairness.

Safe, Healthful and Secure Workplace

We also strive to create and provide a safe, healthful and secure workplace that is free from discrimination or harassment. Our workplace policies and procedures protect against behavior that creates an offensive, hostile, or intimidating work environment. Physical harm or threats, direct or implied, and illegal acts of harassment, including sexual harassment, are violations of our Code of Business Conduct and are not tolerated. We recruit, hire, assign and promote without regard to race, color, religion, sex, age, national origin, disability or any other factor prohibited by law. We also reasonably accommodate qualified applicants with covered disabilities who can perform the essential functions of the job with or without reasonable accommodations. Safety is a top priority and we have a strong, ongoing commitment to ensure employees are properly trained and have appropriate safety and emergency equipment. We continued to make extraordinary efforts to keep our employees safe in 2021 during the COVID-19 pandemic, as well as provide employees with proper general environmental health and safety training, and relevant training on work-related hazards they may experience. At Consolidated, pandemics are included as part of our emergency operations plan and preparedness training. Since the onset of the COVID-19 pandemic, we have continued to institute the following measures: providing field employees with all required personal protective equipment; enforcing a face covering policy in accordance with CDC guidelines; transitioning employees to remote work; increased sanitation of company buildings and work spaces; restricting non-essential travel; encouraging vaccination; and requiring all employees to complete online COVID-19 safety training. In addition, we developed a portal for COVID-19 support and resources for our customers, with updates on the company’s safety measures and pandemic response.

In 2021, recurring yearly certifications for mandatory, legally compliant, workplace harassment trainings were established within the company’s online employee training system. Our employees completed nearly 30,000 safety and human resource compliant training modules. We believe that our efforts to reduce the number of accidents and injuries by refining targeted safety training paid off, as our rate of worker’s compensation claims dropped by 16% year-over-year. In conjunction with our fiber expansion plans, we updated our Code of Safety Practices for our contractors to help ensure the health and safety of all employees, customers and our communities.

Commitment to Our Communities

We also believe that extending safe and responsible work habits into the communities we serve help to make them better places to live and work. We value the principles that guide and inspire us to be a good neighbor, deliver reliable services and products, and connect people in all that we do, every day. For more than 125 years, we have forged a strong legacy and tradition of philanthropy and volunteerism within the communities we serve. We believe engaging in and supporting the community improves the quality of life and creates a more vibrant place to live and work.

In 2021, we provided more than $1.4 million in support to nearly 350 community non-profits and organizations through our company giving programs, educational grant program, foundation grants, economic development initiatives, community events and sponsorship. Some highlights include: $60,000 given as part of our Consolidated Connects program to 20 different schools to promote creative learning and digital literacy; $170,000 to non-profits in Minnesota as part of our Minnesota Community Fund; and over $111,000 to organizations in California supporting essential and critical community needs like fighting hunger and homelessness. For our efforts, we were honored to make the Sacramento Business Journals list of top 10 Corporate Philanthropic Foundations. Also, as part of our fiber expansion, we invested over $364 million in broadband development in rural communities across our markets.

In 2021, our employees reported 4,000 volunteer hours, despite ongoing limitations associated with the COVID-19 pandemic. In recognition of their volunteerism, we award distinguished employees who are committed to corporate stewardship and supporting the communities we serve with Community Service Awards.

Environmental Sustainability

Our employees are also proud to serve our customers, investors, business partners, and communities as good stewards of the Earth and the environment. We are committed to operating a sustainable business and mitigate the impact we have on the planet and our natural environment. Our executives play an active role in overseeing responsible environmental practices and programs, and our board of directors is advised on our management of ESG initiatives. We continue to find sensible ways to minimize waste in our offices and facilities. The turnover of outdated customer equipment and network materials is a unique challenge for our business, and we believe in the importance of addressing this issue with an effective recycling program. In the field, wire and equipment is processed and sorted for shipment to approved recyclers. Through the proper disposal of old computers and office technology products, to the recycling of cardboard, paper, electronics, glass, plastic, aluminum and other items at our primary offices and larger administrative locations, we hope to contribute positively to sustainability. Recognizing the impact waste can have on the communities we serve, we provide consumer education on the value of recycling phone directories, offer recycle bins and promote local recycling events. Our phone directories are printed on recycled paper and include an option for customers to opt-out of receiving future directories, further reducing their environmental impact. Customers also have the option to enroll in paperless billing, which we promote as a way to reduce waste. We comply with state, federal and local laws related to hazardous waste and, when necessary, hire certified and compliant waste disposal companies to dispose of materials in a safe and environmentally friendly manner.

Our investments in energy conservation and efficiency reflect our aspirations to reduce the impact our energy use has on the environment. In our buildings and facilities, important steps have been taken to reduce our energy consumption, including: updating boilers and HVAC systems with high-efficiency units; adding motion-sensitive and/or LED lighting in office areas; employing active-monitoring of our heating and cooling facilities to adjust to changes in ambient temperature and humidity; and reducing the footprint of our network and computing systems by upgrading our legacy power systems in our central offices with new, high efficiency T-Box rectifiers that utilize less energy and generate less heat. In 2021, the beginning stages of a program was initiated to replace fluorescent lighting in our buildings with more efficient LED bulbs utilizing newer technology. Our objective is to extend this program to address company locations in all markets, including central offices, garages, administrative buildings and outside plant network huts. The new bulbs are expected to be 64% more efficient than the fluorescent bulbs currently in place and 30% more efficient than our existing LED lighting.

We are aware of global climate change and want to take advantage of areas where we can make a positive impact by reducing emissions. In markets where it is available, we are in the process of pursuing solar offset energy for a portion of our power use. In Maine, we have entered into a program to participate in a community solar project that will reduce the amount of carbon-based energy required to supply the energy needs of our northern Maine locations. More projects of this nature are in the planning stages for southern Maine, Minnesota and other markets.

We believe it is important to know where we stand in terms of energy and resource usage, and we have historically tracked such usage. To provide transparency to stakeholders and the public, we provided for the first time this year quantitative metrics that show our approximate resource usage in our annual ESG Report, available through our website. In an effort to reduce transportation and fuel-related emissions, we encourage employees to limit air and automobile travel and encourage the use of technology solutions, such as video or phone conferencing, when possible. We have also begun efforts to supplement our fleet with more fuel-efficient vehicles that emit less carbon, instituting a policy to purchase vehicles equipped with at least flex-fuel technology. In our Northern New England market, we added all-electric vehicles to our fleet and plan to continue this in 2022.

Through the utilization of Voice over Internet Protocol (VoIP), the need for travel by business customers is reduced as the service allows for effective and productive telecommuting options. Additionally, the need for traditional cable set-top boxes that contribute to carbon emissions and energy use is eliminated through our use of proprietary and third-party over-the-top (OTT) television platforms and solutions. By working with business partners who also embrace green initiatives and the conservation of natural resources, we strive to balance environmental and fiscal responsibilities when making purchasing decisions. By educating our employees and customers on environmental issues and our sustainability initiatives and providing them with information on how they can put environmentally friendly practices in place at home and work, we are able to establish and maintain a culture of awareness and action.

Expanding Broadband Deployment

We are also committed to expanding broadband deployment and providing all Americans with digital opportunity, striving to bridge the “digital divide” in our country. As part of our plan to deliver fiber to the home to more than 70% of our service area by 2025, we invested over $364 million in broadband development to unserved and underserved rural communities, an investment we hope will go a long way towards bridging the Rural Digital Divide. Our multi-year fiber build plan, our pursuit of public-private partnerships in rural areas and our ongoing participation in federal and state broadband subsidy programs such as the Connect America Fund (CAF) Phase II Program and the Rural Digital Opportunity Fund (RDOF) are examples of our commitment to investing in and expanding our network to unserved and underserved communities. In 2021, our public-private partnerships in New England resulted in an additional 20,000 passings to towns in New Hampshire and Maine. We continue to offer eligible low-income residential customers the opportunity to participate in the FCC’s Lifeline Program, which allows subscribers to receive a monthly discount on voice and qualifying Internet services.

Data Security and Protection

The safeguarding of our customers’ personal information is of the highest importance to us. We do not sell, rent or disclose personally identifiable information to any third party for marketing purposes or other reasons that are not related to rendering the services we provide to our subscribers (or activities related to our services), except as required by applicable law or with the customer’s consent. See our privacy policy (www.consolidated.com/privacy) to learn more about how we protect our customers’ personal information.

As a data privacy champion, we provide ongoing consumer education on how to protect our customers’ personal data and, more broadly, how to keep our customers and their families safe online. We also recognize and support the principle that all organizations share the responsibility of being conscientious stewards of personal information and we have undertaken significant efforts to educate our customers, employees and communities on safe online practices. Internally, our employees are kept abreast of the latest cybersecurity risks and threats and are regularly provided with educational content and information to minimize risks to our network and business systems. We maintain and regularly update actionable tips on online safety and data privacy practices at www.consolidated.com/staysafeonline.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information that has been provided to us with respect to the beneficial ownership of shares of our common stock for (i) each stockholder who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table on page 41, and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated, each stockholder shown on the table has sole voting and dispositive power with respect to all shares shown as beneficially owned by that stockholder. Unless otherwise indicated, this information is current as of March 3, 2022, and the address of all individuals listed in the table is as follows: Consolidated Communications Holdings, Inc., 2116 South 17th Street, Mattoon, Illinois 61938.

	Aggregate Number of
	Shares Beneficially	Percentage of Shares
Name of Beneficial Owner	Owned	Outstanding
Searchlight III CVL, L.P.(a)	39,338,753	34.6%
BlackRock Institutional Trust Company, N.A.(b)	11,621,193	10.2%
The Vanguard Group, Inc.(c)	6,030,338	5.3%
Dimensional Fund Advisors LP(d)	4,456,988	3.9%
Private Management Group, Inc.(e)	3,612,786	3.2%
C. Robert Udell, Jr.	811,308	*
Steven L. Childers	390,342	*
Robert J. Currey	207,513	*
Thomas A. Gerke	86,021	*
Maribeth S. Rahe	115,661	*
Marissa M. Solis	0	*
Roger H. Moore	100,228	*
Andrew S. Frey	0	*
David G. Fuller	22,088	*
All directors & executive officers as a group (9 persons)	1,733,161	1.5%

* Less than 1.0% ownership

(a)	Beneficial and percentage ownership information is based on information contained in a Schedule 13D/A filed with the SEC on December 21, 2021, by Searchlight III CVL, L.P. The address of Searchlight III CVL, L.P is c/o Searchlight Capital Partners, L.P., 745 5th Avenue – 27th Floor, New York, New York 10151. Searchlight III CVL, L.P has sole voting power with respect to 39,338,753 shares and sole dispositive power with respect to 39,338,753 shares.

(b)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 28, 2022, by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. has sole voting power with respect to 11,463,850 shares and sole dispositive power with respect to 11,621,193 shares.

(c)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2022, by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power with respect to zero shares, shared voting power with respect to 76,708 shares, sole dispositive power with respect to 5,898,561 shares, and shared dispositive power with respect to 131,777 shares.

(d)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2022, by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP has sole voting power with respect to 4,346,561 shares and sole dispositive power with respect to 4,456,988 shares.

(e)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022, by Private Management Group, Inc. The address of Private Management Group, Inc. is 15635 Alton Parkway, Suite 400, Irvine, California 92618. Private Management Group, Inc. has sole voting power with respect to 3,612,786 shares and sole dispositive power with respect to 3,612,786 shares.

PROPOSAL NO. 1 — THE ELECTION OF EACH OF THE EIGHT DIRECTORS NAMED IN THIS
PROXY STATEMENT TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR
UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED

Our board of directors consists of eight directors. In accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our directors are elected each year to hold office for a one-year term. The board, including the corporate governance committee, proposed that the following eight nominees be elected at the annual meeting, each of whom will hold office until the next annual meeting and until his or her successor shall have been elected and qualified:

Director nominees

Name	Age	Current Position
Robert. J. Currey	76	Chairman of the Board and Director
Andrew S. Frey	46	Director
David G. Fuller	55	Director
Thomas A. Gerke	65	Director
Roger H. Moore	80	Director
Maribeth S. Rahe	73	Director
Marissa M. Solis	49	Director
C. Robert Udell, Jr.	56	President & Chief Executive Officer and Director

Set forth below is information with respect to our director nominees regarding their experience. After the caption “Board Contributions,” we describe some of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the Company.

Business experience of continuing directors

Robert J. Currey serves as our Chairman of the board of directors. Mr. Currey has served as one of the Company’s directors and as a director of our predecessors since 2002 and served as our CEO from 2002 until December 31, 2014. From 2002 to November 2013, he also served as our President. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and CEO of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired our predecessor in 1997. Mr. Currey joined our predecessor in 1990 and served as President through its acquisition in 1997.

Board Contributions: Mr. Currey is a long-time, industry veteran and has significant experience leading other companies in the telecommunications and media sector. He is well known throughout the telecommunications industry and is respected as an opinion leader especially among mid-sized telecom carriers. Because of his experience and his role as our former CEO until December 31, 2014, Mr. Currey also has substantial knowledge of the Company, including its operations and strategies.

Andrew S. Frey joined our board in December 2021 and is a partner at Searchlight Capital Partners, a global private equity firm. Prior to joining Searchlight in 2011, Mr. Frey was a managing principal at Quadrangle Group where he primarily focused on telecommunications and technology investments. Mr. Frey serves on the board of directors of each of Mitel Networks Corporation, Ziply Fiber, LLC and Global Risk Partners Limited. Mr. Frey received a B.S. in finance and B.A.S. in systems engineering from the University of Pennsylvania.

Board Contributions: Mr. Frey has substantial experience working with public and private telecommunications and technology companies. We believe Mr. Frey is qualified to serve on our board due to his deep knowledge of the industry, his extensive understanding of equity and debt capital markets, as well as his current and past positions on other boards, including his prior service as a board observer of the Company.

David G. Fuller joined our board in October 2020, and is an Operating Partner with Searchlight Capital Partners, a private equity firm, where he plays an advisory role to their Technology, Media and Telecom practice. From March 2021 to January 2022, Mr. Fuller served as the President of Rogers Wireless, Canada’s largest mobile operator, a part of Rogers Communications Inc., a Canadian communications and media company. Previous to this, he was a Senior Advisor to the global Technology, Media and Telecom practice of Boston Consulting Group. From 2014 until January 2019, Mr. Fuller was an Executive Vice-President of TELUS Corporation, a Canadian telecommunications company, and President, TELUS Consumer and Small Business Solutions. He previously served as the Chief Marketing Officer of TELUS from 2009 to 2014 and the Senior Vice-President, Business Solutions Marketing from 2004 to 2009. Prior to joining TELUS, Mr. Fuller spent 15 years in the management consulting industry with a number of firms, culminating in the country managing partner role at KPMG Consulting. Mr. Fuller is a member of the board of directors of Great-West Lifeco and of Mitel Networks. Mr. Fuller previously served as a director of MindBeacon Holding Inc., Enstream LP and the Ontario Science Centre. Mr. Fuller is a Professional Engineer and holds a MBA from the Schulich School of Business at York University and a Bachelor of Applied Science in Engineering from Queen’s University.

Board Contributions: Mr. Fuller is a seasoned executive and business advisor with substantial experience in all aspects of the telecommunications industry. He brings an in-depth knowledge of our sector and contributes critical skills and knowledge of marketing, sales and operations to our board, as well as a deep background in broadband and wireless technologies. Mr. Fuller’s contributions to our board are further augmented by both his extensive public and private board experiences across a number of industries, and his extensive experience as a management consultant and technology executive.

Thomas A. Gerke has served as a director since February 2013. Mr. Gerke is currently a Sr. Vice President at H&R Block, a global consumer tax services provider, and served as its General Counsel and Chief Administrative Officer from January 2012 to January 2022. At H&R Block, Mr. Gerke has had a number of other roles and responsibilities, including leadership of the human resources function and serving as interim Chief Executive Officer. From January 2011 to April 2011, Mr. Gerke served as Executive Vice President, General Counsel and Secretary of YRC Worldwide, a Fortune 500 transportation service provider. From July 2009 to December 2010, Mr. Gerke served as Executive Vice Chairman of CenturyLink, a Fortune 500 integrated communications business. From December 2007 to June 2009, he served as President and CEO at Embarq, then a Fortune 500 integrated communications business. He also held the position of Executive Vice President and General Counsel – Law and External Affairs at Embarq from May 2006 to December 2007. From October 1994 through May 2006, Mr. Gerke held a number of executive and legal positions with Sprint, serving as Executive Vice President and General Counsel for over two years. Mr. Gerke is currently a member of the Board of Directors of MGP Ingredients, Inc. (NASDAQ: MPGI) and is a former director of CenturyLink, Embarq, the USTelecom Association and Tallgrass Energy GP, LCC, the General Partner of Tallgrass Energy, LP (NYSE: TGE), a provider of natural gas transportation and storage services. In addition, he is a former member of the Rockhurst University Board of Trustees and The Greater Kansas City Local Investment Commission Board of Trustees.

Board Contributions: Mr. Gerke has substantial experience in the telecommunications sector. His leadership and industry experiences bring a strong and knowledgeable operational and strategic perspective to the board’s deliberations. He also brings perspective from service on other boards. Although Mr. Gerke is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Roger H. Moore has served as a director since July 2005. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from October 1998 to December 2001, a member of its board of directors from July 1998 to December 2001, and its President and CEO from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. From September to October 1998, he served as President, CEO and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. From June 2007 to November 2007, Mr. Moore served as interim President and CEO of Arbinet. From December 2007 to May 2009, Mr. Moore served as a consultant to VeriSign, Inc. Mr. Moore also presently serves as a director of VeriSign, Inc. and was previously a director of Western Digital Corporation.

Board Contributions: Mr. Moore is a seasoned telecommunications executive with a deep background in the industry and very strong technical aptitude. He has a strong entrepreneurial bent and is a knowledgeable analyst of the evolution of telecommunications and the impact of new technologies on our business. He brings perspective from service on other boards. Although Mr. Moore is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Maribeth S. Rahe has served as a director since July 2005. Ms. Rahe has served as President and CEO of Fort Washington Investment Advisors, Inc. since November 2003. Ms. Rahe is currently a member of the board of directors of First Financial Bancorp and First Financial Bank. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chair and a member of the board of directors.

Board Contributions: Ms. Rahe has a deep background as a senior executive in the banking industry and is well attuned to developments in the capital markets and their potential impact on the Company. She provides a strong risk-management perspective and oversees the board’s succession planning efforts. She also qualifies as an “audit committee financial expert” under SEC guidelines and serves as our audit committee chair.

Marissa M. Solis joined our board in January 2022 and currently serves as the Senior Vice President of Global Brand and Consumer Marketing at the National Football League. Prior to this, Ms. Solis spent 18 years at Pepsico where she held numerous marketing leadership roles in brand marketing, portfolio marketing, partnerships and omnichannel media. She served as Senior Vice President at Pepsico's Frito Lay North America Division from October 2019 to November 2021 and prior to that role served as Vice President and General Manager of the Hispanic Business Unit at Pepsico Beverages North America from October 2017 to October 2019. Prior to joining Pepsico, Ms. Solis was a management consultant at Deloitte Consulting from September 2000 to November 2003. She began her career in 1995 as a Brand Manager in Procter & Gamble Latin America. Ms. Solis holds her master’s degree in public administration and public affairs from the University of Texas at Austin and her bachelor’s degree in international economics from Georgetown University.

Board Contributions: Ms. Solis has significant experience leading consumer marketing, advertising and brand strategy initiatives. Because she has served in a variety of roles focused on product innovation and the customer experience, we believe she will be a valuable asset for the Company as we execute on our fiber growth plan and continued transformation. We also believe Ms. Solis’s substantial experience with consumer marketing and branding, including the creation of business strategies for core brands, will be complementary to and balance the knowledge of our other Board members.

C. Robert Udell, Jr. serves as our President and CEO and as a director. Mr. Udell served as Chief Operating Officer from May 2011 to December 31, 2014, and as President from November 2013 until December 31, 2014. He became President and CEO on January 1, 2015. He has served as a director since November 2013. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of our Texas operations, including Executive Vice President and Chief Operating Officer. From 2004 to November 2013, Mr. Udell served as Senior Vice President. Prior to joining the predecessor of our Texas operations in March 1999, Mr. Udell was employed by our predecessor from 1993 to 1999 in a variety of senior roles, including Senior Vice President, Network Operations and Engineering. He serves as the former Vice Chair and Chairman of the board of directors of the USTelecom Association and is on the board of the Greater Conroe Economic Development Council. He is also a former member of the Board of Trustees for The John Cooper School.

Board Contributions: Mr. Udell has been in the telecommunications industry for more than 25 years and has worked in a number of capacities. He brings a broad knowledge of our operating environment, key trends in technology and regulation, and market forces impacting the Company. Because of his role as President and CEO of the Company, he is also able to provide the board with in-depth insight into the Company’s current performance and future plans.

Business experience of continuing executive officer

Steven L. Childers serves as CFO and Treasurer of the Company. Mr. Childers has served as CFO since April 2004 and as Treasurer since October 2019 and also served as CFO and Treasurer from November 2016 to October 2017. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service, Vice President of Sales and as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the Company’s predecessor in 1986 and served in various capacities through its acquisition by McLeodUSA in 1997, including as President of its former Market Response division and in various finance and executive roles. Mr. Childers is a director for the Sarah Bush Lincoln Health Center and serves as Chairman of its Finance, Audit and Compliance committee. He is also a member of the Business Advisory Board for Eastern Illinois University.

Board recommendation and stockholder vote required

The board of directors recommends a vote “FOR” the election of each of Robert J. Currey, Andrew S. Frey, David G. Fuller, Thomas A. Gerke, Roger H. Moore, Maribeth S. Rahe, Marissa M. Solis and C. Robert Udell, Jr. (Proposal No. 1).

The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of each of the eight director nominees named above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

Yes. The corporate governance committee undertook its annual review of director independence and reviewed its findings with the board of directors. During this review, the board of directors considered relationships and transactions between each director or any member of his or her immediate family and Consolidated and its subsidiaries and affiliates, including those reported in this proxy statement under “Certain Relationships and Related Transactions.” The board of directors also examined relationships and transactions between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such transactions or relationships compromised a director’s independence.

The board also considered the relationship between the Company and H&R Block, a company that purchases telecommunications services from the Company in the ordinary course of business, because Mr. Gerke is an officer of H&R Block. The Company received $92,139 in payments from H&R Block in 2021 from 41 separate H&R Block locations. The board concluded that since certain of the services provided by the Company to H&R Block are offered pursuant to state and federal tariffs, and that purchases of all services were made on customary business terms, this relationship was not material for purposes of The NASDAQ Stock Market LLC’s (“NASDAQ”) listing standards and would not influence Mr. Gerke’s actions or decisions as directors of the Company.

As a result of this review, our board of directors affirmatively determined that Messrs. Currey, Fuller, Gerke, Moore and Frey and Mses. Rahe and Solis are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules. The board also determined that each member of the audit committee, Messrs. Gerke and Fuller and Ms. Rahe, satisfy the heightened standards of independence for audit committee members set forth in Rule 10A- 3(b)(1) of the Exchange Act. Additionally, the board determined that each member of the compensation committee, Messrs. Currey, Frey and Moore and Ms. Rahe, satisfy the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of the NASDAQ Marketplace Rules.

How are our directors compensated?

The compensation committee reviews compensation and benchmarking data for the Company’s outside directors in connection with setting retainer levels and compensation for serving on board committees. For 2021, non-employee directors, with the exception of our non-executive Chairman, received the following cash compensation:

Cash Compensation
Board Retainer	$76,125
Audit Committee Chair Retainer	$20,000
Compensation Committee Chair Retainer	$13,500
Corporate Governance Committee Chair Retainer	$10,000
Committee Member Retainer	$4,000

In addition to the cash compensation described above, a restricted share award of 22,088 shares was made to each of the directors, other than Mr. Udell, in May 2021 pursuant to the Amended and Restated Consolidated Communications Holdings, Inc. Long-Term Incentive Plan, as amended (the “LTIP”). The number of shares granted to these directors was determined by dividing a target value of $148,649 by the 20-day average closing price of the Company’s stock ($6.73 per share) as of two trading days before the award date. The target value was increased based on a competitive benchmark analysis of our peer group and the compensation committee’s desire to award equity incentive awards at the 50% benchmark level. The actual grant date value of the awards was $165,660, reflecting a fair value of $7.50 per share on May 3, 2021. These restricted share awards vested on December 5, 2021.

Mr. Udell does not receive compensation for his service on the board. Mr. Udell’s compensation is set forth in the Summary Compensation Table and explained further in the Compensation Discussion and Analysis section of this proxy statement.

We also reimburse all non-employee directors for reasonable expenses incurred to attend board and board committee meetings. Reimbursable expenses were lower in 2021 as the board conducted in-person meetings only in July and October. All other regular and special meetings in 2021 were held via videoconference.

Compensation for directors for 2021 was benchmarked against a peer group of 13 companies. Willis Towers Watson, our independent compensation consultant, developed this peer group to evaluate compensation against companies similar in size and scope to us and with whom we compete for investors. For more information regarding the role of the independent compensation consultant and our peer group, see “Compensation Discussion and Analysis — Executive Compensation Objectives” on page 29.

How is our non-executive Chairman compensated?

Mr. Currey serves as our independent Board Chair. In this capacity Mr. Currey receives and annual cash retainer of $200,000. In addition, Mr. Currey received an annual restricted stock grant with a fair value of $165,660 on May 3, 2021, consistent with all other non-employee directors.

Director summary compensation table

The table below discloses all compensation provided to each non-employee director of the Company in 2021.

	Fees Earned or Paid in Cash	Fair Value of Share Grant	Total
Name	($)	($)(1)	($)
Robert J. Currey, Board Chair	$204,000	$165,660	$369,660
Thomas A. Gerke, Corporate Governance Committee Chair	$94,125	$165,660	$259,785
Roger H. Moore, Compensation Committee Chair	$97,625	$165,660	$263,285
Maribeth S. Rahe, Audit Committee Chair	$104,125	$165,660	$269,785
Andrew S. Frey	$-	$-	$-
David G. Fuller	$84,125	$165,660	$249,785
Marissa M. Solis	$-	$-	$-

(1)	Stock Awards. The amounts in this column represent the grant date fair value ($7.50 per share) of the restricted share award made on May 3, 2021 to Mr. Currey, Mr. Moore, Ms. Rahe, Mr. Fuller and Mr. Gerke; in each case computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Neither Mr. Frey nor Ms. Solis received a cash retainer or restricted share award in 2021. Also see Footnote 12 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for an explanation of the assumptions made by the Company in the valuation of these awards. None of our non-employee directors had any unvested awards outstanding as of December 31, 2021.

Stock ownership guidelines for non-employee directors

The board has well-established guidelines regarding stock ownership by non-employee directors. The ownership guidelines require non-employee directors to own a level of qualifying equity securities with an aggregate market value of at least three times the annual cash retainer payable to them.

Our stock ownership guidelines provide that, until a non-employee director satisfies the applicable holding requirement, he or she is required to retain 100% of any covered shares. Covered shares include shares owned directly or indirectly by the non-employee director, and the after-tax value of vested stock option awards and vested restricted shares, reflecting shares sold or withheld to (i) pay any applicable exercise prices for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting, or payment of an award. Non-employee directors must meet the stock ownership requirement within five years of becoming a member of the board. All of our non-employee directors have met or are otherwise expected to meet their objectives within the five-year time requirement.

How often did the board meet during 2021?

The board met seven times during calendar year 2021. Each director attended at least 75% of the board meetings and meetings of board committees on which they served. In connection with regularly scheduled meetings of the board or committees of the board during 2021, the independent directors held 4 meetings at which only independent directors, or only independent directors and Mr. Currey, were present.

What is the policy regarding director attendance at annual meetings?

Absent special circumstances, each director is expected to attend the annual meeting of stockholders. Each of the Company’s then-current directors attended the 2021 annual meeting of stockholders, which was held virtually.

What is the leadership structure of the board?

In consultation with the corporate governance committee, the board reviews the leadership structure from time to time in order to ensure that the board’s leadership structure is optimal for the board at the current time. Until November 2013, the board had separated the Chairman’s role from the CEO’s role. When Mr. Currey became Chairman of our board of directors in November 2013, the board determined that it would be in the best interests of the Company if he retained the CEO title as well, as a part of the Company’s succession plan. Effective January 1, 2015, as a planned additional step in the CEO succession plans, Mr. Currey became Executive Chairman of our board, but no longer acted as the Company’s Chief Executive Officer. Mr. Udell became President and CEO on January 1, 2015. On January 1, 2018, as the final step in the CEO succession plan, the board appointed Mr. Currey as the non-executive Chairman of our board of directors. The board believes this current separation of duties is in the best interest of the Company. Mr. Currey is a long-time industry veteran and has relationships with other industry participants and the various regulatory and public policy bodies with whom the Company must interact. By serving as Chairman, Mr. Currey is able to bring this knowledge to bear as he works with Mr. Udell, our President and CEO, in the daily decision-making and long-term strategy development for the Company. This structure also provides continuity of leadership and a respectful climate of informed and open dialogue and debate on topics important to the Company and its stockholders. The board does not have a lead independent director, but each of the board’s committees is composed solely of independent directors. Mr. Currey became an independent director under NASDAQ Marketplace Rules on December 31, 2020 following the expiration of the three-year period of his transition to non-executive Chairman. The board will continue to review the leadership structure of the board from time to time and will appoint a lead independent director if it determines that doing so would be in the best interests of the Company and its stockholders.

What committees has the board established?

The board has standing audit, corporate governance and compensation committees. The membership of the standing committees currently is as follows:

Name	Audit Committee	Corporate Governance Committee	Compensation Committee
Robert J. Currey			*
Roger H. Moore		*	Chairperson
Maribeth S. Rahe	Chairperson		*
Thomas A. Gerke	*	Chairperson
David G. Fuller	*	*
Andrew S. Frey			*

* indicates member

Audit Committee. The audit committee consists of Messrs. Gerke and Fuller and Ms. Rahe. Ms. Rahe serves as the Chair. The board has determined that all members of the audit committee are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. The board has also determined that in addition to being independent, and Ms. Rahe is an “audit committee financial expert” as such term is defined under the applicable SEC rules and is presumed to be financially sophisticated for purposes of Rule 5605(c)(2)(A) of NASDAQ’s Marketplace Rules.

The audit committee met four times during 2021. The board has adopted an audit committee charter, which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the audit committee are to assist the board in its oversight of:

●	the integrity of our financial statements and reporting process;

●	our compliance with legal and regulatory matters;

●	the independent auditor’s qualifications and independence;

●	risk management of the Company, including reviewing risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters; and

●	the performance of our independent auditors.

Our audit committee is also responsible for the following:

●	conducting an annual performance evaluation of the audit committee;

●	compensating, retaining, and overseeing the work of our independent auditors;

●	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters;

●	reviewing and overseeing all related party transactions required to be disclosed in our proxy statement pursuant to our Related Person Transactions Policy, which we describe beginning on page 49; and

●	preparing reports to be included in our public filings with the SEC.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. See the “Report of the Audit Committee of the Board of Directors” on page 23.

Corporate Governance Committee. The corporate governance committee consists of Messrs. Moore, Fuller and Gerke. Mr. Gerke serves as the Chair. The board has determined that each of Messrs. Moore, Fuller and Gerke are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules.

The corporate governance committee met four times during 2021. The board has adopted a corporate governance committee charter, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the corporate governance committee are as follows:

●	to identify individuals qualified to become directors and to select, or recommend that the board select, director nominees;

●	to develop and recommend to the board the content of our corporate governance principles, including our commitment to social responsibility, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link;

●	to review with management and, as the corporate governance deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee selection, composition, evaluation, continuity and succession planning, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters; and

●	to oversee the evaluation of our board and management team.

In evaluating candidates for directorships, our board, with the assistance of the corporate governance committee, will take into account a variety of factors it considers appropriate, which may include strength of character and leadership skills; general business acumen and experience; broad knowledge of the telecommunications industry; knowledge of strategy, finance, internal business and relations between telecommunications companies and government; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the board. We have paid customary search fees in consideration for assistance in identifying potential nominees to our board. While the board has not adopted a specific policy regarding diversity, it believes the diverse backgrounds and perspectives of its current directors, as described above for each nominee and current director under the heading “Board Contributions,” are well suited to the oversight of the Company’s management team, its business plans and its performance.

Compensation Committee. The compensation committee consists of Mr. Moore, who serves as its Chair, Mr. Currey and Ms. Rahe. The board has determined that each of Mr. Currey, Ms. Rahe and Mr. Moore is independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and satisfies the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of NASDAQ’s Marketplace Rules.

The compensation committee met twice during 2021. The board has adopted a compensation committee charter, a copy of which may also be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the compensation committee are as follows:

●	to review and approve goals and objectives relating to the compensation of our CEO and, based upon a performance evaluation, to determine and approve the compensation of the CEO and other senior officers;

●	to review compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company, including whether the design or operation of the Company’s compensation programs encourage employees to engage in excessive risk- taking, are aligned to the interests of stockholders, promote effective leadership and leadership development and appropriately award pay for performance;

●	to approve the grant of long-term incentive awards Company-wide and recommend amendments to the Company’s executive compensation programs to the board for approval;

●	to review and recommend to the board of directors, or approve, new executive compensation programs, based on its periodic review of the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose;

●	to establish and periodically review policies in the area of senior management perquisites;

●	to make recommendations to our board on incentive compensation and equity-based plans; and

●	to prepare reports on executive compensation to be included in our public filings with the SEC.

Additional information on the compensation committee’s processes and procedures for the consideration and determination of executive and director compensation are addressed in the “Compensation Discussion and Analysis –   Processes and Procedures for the Consideration and Determination of Executive and Director Compensation” section of this proxy statement.

Changes to Committee Assignments in 2021 and 2022. In 2021 and 2022, the corporate governance committee and our board reviewed the composition of committee roles and effectuated certain committee reassignments among directors to balance and refresh membership. Based on this review, in April 2021, Mr. Gerke stepped down from the compensation committee and joined the audit committee and Mr. Currey joined the compensation committee. Mr. Frey also joined the compensation committee in February 2022. These changes to committee membership were made in accordance with the requirements of our committee charters and the rules and guidelines applicable to membership on such committees.

Role of independent compensation consultant

The compensation committee has directly engaged Willis Towers Watson as its outside consultant to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation and outside director programs and policies. Pursuant to its charter and NASDAQ listing standards, the compensation committee regularly reviews the independence of Willis Towers Watson relative to key factors, including whether:

●	Willis Towers Watson provides any other services to the Company;

●	the amount of fees paid to Willis Towers Watson relative to the total revenue of the firm;

●	policies in place to prevent conflicts of interest;

●	any personal or business relationships with members of the compensation committee;

●	ownership of Company stock; and

●	any personal or business relationships with executive officers.

The Company paid Willis Towers Watson $85,208 for services provided to the compensation committee in 2021 and $76,040 for services provided to the compensation committee in 2020. Willis Towers Watson also provided pension actuarial services and individual employee pension benefit calculations support to the Company during 2021, for which the Company paid Willis Towers Watson $91,985. The Company also paid Willis Towers Watson $109,261 for other pension-related services, technical and administrative services, and certain other out-of-scope services in 2021. The pension trust paid Willis Towers Watson $519,989 for actuarial and technical and benefit administration services; $185,716 for pension-related services, including services relating to an annuity purchase completed in 2021; and $461,863 in investment management fees. The decision to engage Willis Towers Watson for these services was made by the Company’s human resource staff and the pension committee of management. The Company’s relationship with Willis Towers Watson (and its predecessor Watson Wyatt) is longstanding, pre-dating the Company’s initial public offering of stock, whereby Willis Towers Watson performs ad hoc issue analysis as requested from time-to-time by management, and neither the compensation committee nor the board approved such other services.

Willis Towers Watson’s work in 2021 consisted principally of performing analysis and providing recommendations concerning the compensation programs for the Company’s directors and senior management personnel, as well as consulting support on compensation and performance metrics and pension actuarial services, including:

●	a full review and assessment of the peer group companies to be used in compensation analysis;

●	evaluation and benchmarking certain of the Company’s directors and senior management jobs by role relative to the peer group and to broad marketplace trends;

●	analysis of total direct compensation programs including salary, bonus and long-term incentives;

●	evaluation and recommendations concerning the type, amount and frequency of long-term incentive compensation to be offered to the non-executive senior management personnel going forward; and

●	equity grant cycle and payout curve modeling and consulting support.

For a further description of this work, please refer to the Compensation Discussion & Analysis section.

Board oversight of risk

The Company’s board of directors has responsibility for general oversight of risk management of the Company and has delegated oversight of certain risks, as appropriate, to the audit committee, the compensation committee and the corporate governance committee, as further described below.

As set forth in the audit committee charter, the audit committee reviews with management and, to the extent the committee deems it appropriate, with the independent auditors or counsel to the corporation, compliance with laws and regulations, major pending litigation, and risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters.

The compensation committee reviews compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the corporation, including whether the design or operation of the corporation’s compensation programs encourage employees to engage in excessive risk-taking, is aligned to the interests of stockholders, promotes effective leadership and leadership development, and appropriately awards pay for performance. In doing so, the committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunities under the corporation’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements. In February 2021, the compensation committee reviewed the Company’s compensation policies and practices and determined that these programs are not reasonably likely to have a material adverse effect on the corporation.

The corporate governance committee reviews with management and, as the committee deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee continuity and succession, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters.

Management has an enterprise risk management (“ERM”) steering committee in place which includes the CFO and other key executives. The CFO, as ERM committee chairman, is the primary liaison between management and the board regarding the ERM implementation and process. The steering committee has responsibility for the implementation and oversight of the ongoing ERM process including identifying, prioritizing and assigning ownership of key risks. The management team has primary responsibility for monitoring and managing these key risks which could affect the Company’s operating and financial performance. ERM is a standing agenda item on the quarterly board meeting agenda. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews, with the full board, the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks.

Stockholder recommendations for director nominations

As noted above, the corporate governance committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be timely sent to us, in accordance with the deadlines set forth under the caption “Stockholder Proposals for 2023 Annual Meeting,” either in person or by certified mail, to the attention of the Secretary, Consolidated Communications Holdings, Inc., 2116 South 17th Street, Mattoon, Illinois 61938. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation and must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director, if elected. The corporate governance committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the corporate governance committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the corporate governance committee may, among other things, conduct interviews, obtain additional background information and conduct reference checks of the candidate. The corporate governance committee may also ask the candidate to meet with management and other members of the board.

Communications with directors

Stockholders interested in communicating directly with the board or the independent directors may do so by writing to the Secretary, Consolidated Communications Holdings, Inc., 2116 South 17th Street, Mattoon, Illinois 61938. The Secretary will review all such correspondence and forward to the board or the independent directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with functions of the board or that he otherwise determines requires their attention. Any director or any independent director may, at any time, review a log of all correspondence received by the Company that is addressed to members of the board or independent directors and request copies of such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the audit committee and handled in accordance with the procedures established by the audit committee with respect to such matters.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:

●	our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties;

●	our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Consolidated; and

●	our directors, officers and employees should not disclose any of our confidential information or the confidential information of our suppliers, customers or other business partners.

We are also committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the documents that we file with the SEC. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employers to obey the law.

Our board of directors and audit committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Training on this Code is included in the orientation of new employees and has been provided to existing directors, officers and employees. If it is determined that one of our directors, officers or employees has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. If it is determined that a non-employee (including any contractor, subcontractor or other agent) has violated the Code, we will take appropriate corrective action, which could include severing the contractor, subcontractor or agency relationship.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, which was last amended on April 30, 2018 and which is available by accessing the investor relations section of our website at http://ir.consolidated.com. The charter of the audit committee specifies that the purpose of the audit committee is to assist the board of directors in fulfilling its oversight responsibility for:

●	the quality and integrity of the Company’s financial statements;

●	the Company’s compliance with legal and regulatory requirements;

●	the independent auditors’ qualifications and independence; and

●	the performance of the Company’s independent auditors.

In carrying out these responsibilities, the audit committee, among other things, supervises the relationship between the Company and its independent auditors including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The audit committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The audit committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on the effective operation of, the Company’s internal control over financial reporting.

The audit committee met four times during fiscal year 2021. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s meetings include executive sessions with the Company’s independent auditor and, at least quarterly and at other times as necessary, sessions without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the audit committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2021. The audit committee discussed with Ernst & Young LLP such matters as are required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with the Audit Committee, relating to the conduct of the audit. The audit committee also has discussed with Ernst & Young LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter the audit committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based on its review and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2022.

MEMBERS OF THE AUDIT COMMITTEE

Maribeth S. Rahe, Chairperson David G. Fuller
Thomas A. Gerke

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

Audit Committee’s Pre-Approval Policies and Procedures

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the audit committee charter, all audit, audit-related tax, and non-audit work performed by our independent registered public accounting firm, Ernst & Young LLP, must be submitted to the audit committee for specific approval in advance by the audit committee, including the proposed fees for such work. The audit committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act of 2002 to management.

Principal Accounting Firm Fees

Fees (including reimbursement for out-of-pocket expenses) paid to our independent registered public accounting firm for services in 2021 and 2020 were as follows:

$ in millions	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2021	$1.9	$0.1	$0.4	-
2020	$1.9	$0.4	$0.2	-

Audit Fees include fees billed for professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for fiscal years 2021 and 2020, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002 and comfort letters.

Audit-Related Fees in 2021 and 2020, consisted of due diligence services in connection with acquisition and disposition activities.

Tax Fees include fees billed for professional services rendered by Ernst & Young LLP related to tax consulting and tax compliance services. Tax compliance services for both 2021 and 2020 were approximately $100,000. Tax consulting services of approximately $300,000 and $100,000 for 2021 and 2020, respectively, included analysis of the Company’s capital and debt restructuring events and related transaction cost, analysis of ownership change limitations, audit examination assistance, legal entity consolidation efforts, and the Company’s acquisition and disposition activities.

For fiscal years 2021 and 2020, there were no other fees. For fiscal years 2021 and 2020, the Tax Fees disclosed above were approved in reliance on the exceptions to the pre-approval process set forth in 17 CFR 210.2-01(c)(7)(i)(C).

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Our stockholders are being asked to ratify this appointment at the annual meeting. Ernst & Young LLP has served as our auditors since December 31, 2002.

Board recommendation and stockholder vote required

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 2).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Representatives of Ernst & Young LLP, expected to be present at the 2022 annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so.

If the appointment is not ratified, the audit committee will reconsider the appointment.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our Amended and Restated Long-Term Incentive Plan, the Company’s only equity compensation plan, as of December 31, 2021:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	—	—	4,244,290
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	4,244,290

(1)	4,244,290 shares remain available for future issuance under the LTIP, as described above.

COMPENSATION COMMITTEE REPORT

This report and the Company’s Compensation Discussion and Analysis was prepared in consultation with the compensation committee’s independent compensation consultant regarding evolving market practices. The compensation committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis as included in this Proxy Statement.

Based upon the review and discussions referred to above, the compensation committee recommended to the board of directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

The compensation committee of the board of directors furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

This report is submitted on behalf of the members of the compensation committee:

MEMBERS OF THE COMPENSATION COMMITTEE

Roger H. Moore, Chairperson
Robert J. Currey
Andrew S. Frey
Maribeth S. Rahe

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement is intended to provide stockholders with information about the compensation awarded to the Company’s named executive officers in 2021 and how it was determined. This information includes a description of the key elements of the Company’s compensation program and the philosophy and rationale behind the compensation committee’s executive compensation decisions. The named executive officers in 2021 are listed in the Summary Compensation Table of this proxy statement and below:

C. Robert Udell, Jr., President and Chief Executive Officer

Steven L. Childers, Chief Financial Officer and Treasurer

Overview of 2021: Events Relevant to Executive Compensation

2021 marked the start of our Company’s evolution from our roots as a rural telephone company to becoming a leading fiber-based broadband company. This transformation was grounded in four key priorities for 2021:

●	transform our Company into a leading fiber gigabit broadband provider;

●	grow commercial and carrier data and transport revenue;

●	create a best-in-class service experience for all customers; and

●	achieve revenue and EBITDA targets for the year.

While 2021 continued to present significant challenges due to the global pandemic and supply chain disruptions, we delivered strong results in each of our priority areas.

2021 Priorities	Our Achievements
Transform into a leading fiber gigabit broadband provider

●    We surpassed our ambitious goal to upgrade more than 300,000 passings, completing 330,000 fiber upgrades.

●    We launched Fidium™ Fiber, our new fiber broadband service and customer experience in key Northern New England markets.

Grow commercial and carrier data and transport revenue

●     We achieved total Commercial and Carrier Data & Transport revenue growth, with Commercial Data & Transport revenue growing by 1.6%.

●     We increased our Partner One channel sales by 22%.

●     We successfully negotiated national wireless renewals and extended service terms with several of our larger carriers.

Create a best-in-class service experience for all customers

●     We enhanced our website, improved our consumer installation intervals and achieved Consumer Fidium Service Delivery and Call Center net promoter scores of 64 and 59, respectively, -- high scores relative to industry benchmark averages for consumer internet service providers.

●    In our Commercial business, we improved service order intervals from 84 to 67 days.

Achieve revenue and EBITDA targets for the year	● We generated 99.4% of our annual revenue target of $1.29 billion. ● We achieved 99.3% of our EBITDA target of $510.2 million.

Our 2021 performance in these four priority areas, along with other 2021 accomplishments, including our investments in employee engagement initiatives, positioned us to continue our transformation into a leading fiber broadband solution provider, and put the Company on a path to growth. Our operational, financial and strategic performance contributed to total shareholder return of 55% in 2021.

Key 2021 Compensation Decisions

We value our shareholders’ perspectives on our executive compensation programs. In 2021, 97% of our shareholders approved our executive compensation program, as indicated by our say-on-pay results. We believe this demonstrated shareholders’ positive views of our executive compensation philosophy, pay structure and compensation related decisions.

The following compensation decisions were made by our committee with respect to our named executive officers’ compensation for 2021:

●	The compensation committee approved 2021 salary increases of 2.0% and 14.3% for Messrs. Udell and Childers, respectively.

●	We modified our annual and long-term incentive program performance measures to align with our strategic business priorities, and encouraged more balance and less overlap in our annual and long-term performance goals.

●	No changes were made to our named executive officers’ annual incentive targets, and payouts of 89.86% of target were approved by the compensation committee based on our 2021 performance.

●	In May, following approval by our shareholders of the LTIP, the following equity grants were made to Messrs. Udell and Childers:

–	Time-vested restricted shares with a target value of $1,370,228 and $540,998 to Messrs. Udell and Childers, respectively.

–	Performance stock awards with a target value of $1,507,251 and $595,100 to Messrs. Udell and Childers, respectively. Of the performance stock awards granted, 100% were earned based on our 2021 performance and remain subject to adjustment based on our total shareholder return (TSR) relative to peers over the period January 1, 2021 – December 31, 2023.

●	In January 2022, the number of restricted shares earned by Messrs. Udell and Childers from a 2019 performance share award was reduced by 25% based on the Company’s TSR from January 1, 2019 – December 31, 2021 relative to a peer group. This resulted in the forfeitures of 13,776 restricted shares previously earned by Mr. Udell and 4,821 restricted shares previously earned by Mr. Childers. The forfeitures were effective January 14, 2022 upon the approval of the TSR adjustment by our compensation committee.

Executive Compensation Objectives

The compensation committee intends that each key element of our total compensation plan serves specific purposes that help satisfy the objectives of the Company’s executive compensation program while holding our named executive officers accountable for achieving key financial and operational goals. The compensation committee also remains focused on retaining and motivating senior leaders in the Company. The following tables detail the primary overall objectives of our executive pay program, and how those objectives are achieved through the program’s design.

Compensation Plan Objective	How our Compensation Plan Aligns with our Objective
Provide incentives to Company executives to maximize stockholder return

As a part of the long-term equity-based incentive program, the compensation committee uses both time-based and performance-based stock awards in an effort to align the interests of the Company’s executives with stockholders.

By granting a combination of restricted shares that vest based on continued service and restricted shares that are earned based on Company performance, executives are encouraged to make decisions that maximize stockholder value. The ultimate value of these restricted share awards varies with the performance of the Company’s stock and thus fortifies the alignment between the executives and stockholders. Performance shares are used to incentivize our executives to pursue the strategic goals of the Company based on the achievement of specified operational performance metrics. Performance shares granted to our named executive officers are also further adjusted based on our total stockholder return (TSR) over a three-year period. This metric motivates our senior management to maximize the Company’s return and serves as a proxy for our stockholders to compare the Company’s long-term performance to our peers.

In addition to equity-based incentives, the compensation committee bases an executive’s annual cash bonus on the attainment of key corporate performance metrics and objectives, which encourages the executive to increase the long-term value of the Company.

Enable the Company to attract and retain talented, results-oriented executives

An important objective of our executive compensation program is to attract and retain the executive talent needed to successfully lead and manage our operations. In support of this objective, the compensation committee strives to set executive pay levels that are competitive with the median of both the telecommunications and broader general industry practices. The Company commissions regular assessments of market pay practices which are completed by the compensation committee’s independent compensation consultant, Willis Towers Watson, to assess our competitive market position. These analyses serve as an important input in helping the Company ensure its compensation programs are competitive within its industry.

In addition to providing competitive pay opportunities, we utilize annual grants of Company stock as a key retention tool in our executive pay program. These equity awards take the form of time-vested restricted shares and performance-based shares, subject to adjustment based on TSR, that vest and are earned in the manner described above.

These grants allow us to recruit talented professionals and create an incentive for named executive officers and other senior leaders to remain employed with the Company.

Reward the management team for achieving key financial and operational objectives, which will promote the long-term viability and success of the business (pay for performance)

The Company’s annual cash bonus plan ties the level of achievement of the Company’s annual financial and operational performance goals to the amount of incentive compensation that we pay to each of our executives each year.

In addition, the Company makes annual long-term incentive plan awards in the form of performance shares as described above. These grants provide a strong linkage between the number of shares earned and the Company’s achievement of its performance goals. As a result, a significant portion of each executive’s total compensation is dependent on the degree to which performance goals are achieved. This provides an incentive for the Company’s executives to increase performance with respect to these measures, and in turn increase stockholder value. The compensation committee believes that rewarding our executives to achieve key annual performance goals will drive results that will enhance stockholder value.

A foundation of the Company’s compensation program is providing a mix of compensation that includes substantial “at risk” pay for named executive officers, based on their achievement of performance objectives. As shown on the following page, 85% of the target total direct compensation for Mr. Udell is “at risk” based on performance, and 77% of the target total direct compensation for Mr. Childers is “at risk.” The target total direct compensation for Messrs. Udell and Childers includes 2021 base salaries, 2021 target short-term incentive opportunities and target 2021 long-term incentive award values as approved by the compensation committee.

Processes and Procedures for the Consideration and Determination of Executive Compensation

The board of directors annually establishes and approves the operating and performance goals for the Company, and the compensation committee determines the appropriate criteria for linking compensation of the named executive officers to this performance, including the establishment of:

•	base salary amounts for the Company’s executive officers;

•	an annual cash bonus plan for the Company’s executive officers;

•	long-term equity-based incentive compensation and all policies related to the issuance of restricted shares and performance shares by the Company; and

•	annual and multi-year performance goals under the Company’s long-term equity-based incentive plan.

When making annual compensation decisions, our compensation committee considers peer group pay levels, overall Company performance, the performance of executives, and budget constraints. Our compensation committee has a long-term strategy of increasing our executives’ pay opportunity to the median of the Company’s peer group to bring their compensation opportunity in line with competitors.

Each year, our independent compensation consultant performs an update to the competitive benchmark market analyses our compensation committee uses to compare compensation to market values. Along with its annual performance review, the compensation committee considers these benchmark updates and other objectives to approve base salary, target short-term incentive (“STI”) and long-term incentive (“LTI”) awards for the CEO, the CFO and other key senior managers.

The compensation committee’s assessment included an evaluation of year-over-year increases in base salary, target STI and LTI compensation, and total compensation levels and a comparison of those compensation levels against benchmark positions in the Company’s peer group. As part of this assessment, the compensation committee reviewed the performance of the CEO and discussed with the CEO the annual performance of the CFO and the CEO’s recommendations for adjustments to the CFO’s compensation. On an annual basis, the compensation committee reviews the relevance of the Company’s performance benchmarks for alignment with our long-term strategic plan.

Role of Executive Officers, Management and Independent Compensation Consultant

The compensation committee, with the input of the full board of directors, conducts an annual review of the CEO’s performance and typically evaluates and approves CEO compensation during an executive session of the board. The compensation committee, also with the input of the full board of directors, evaluates and approves compensation for the CFO and other key members of senior management based on the CEO’s evaluation of performance and benchmarking data for our peer group. The board of directors also annually approves the Company’s fiscal year budget, which generally includes merit-based pay increases for employees of the Company.

Please see the caption “Corporate Governance and Board Committees – Role of Independent Compensation Consultant” on page 19 for an explanation of the role of the compensation committee’s outside consultant, Willis Towers Watson.

Peer Group and Market Data

In July 2017, the compensation committee engaged Willis Towers Watson to evaluate the Company’s peer group used for purposes of assessing the competitiveness of our executive compensation. This review was completed to ensure the group appropriately represented the Company’s scope and scale of operational complexity following our acquisition of FairPoint Communications, Inc. The list of peers developed in that analysis remained the same for the 2021 competitive assessment, with certain transactional and organizational changes as noted below.

•	Zayo Group Holdings, Inc. (became a privately-held company in May 2020)	•	General Communications, Inc. (purchased by Liberty Interactive in April 2018)

•	SBA Communications Corporation	•	Shenandoah Telecommunications Company

•	IDT Corporation	•	ATN International, Inc.

•	Cincinnati Bell, Inc. (agreed to be acquired by Macquarie Infrastructure Partners in March 2020)	•	Cogent Communications Holdings, Inc.

•	Akamai Technologies, Inc.	•	Vonage Holdings Corp.

•	J2 Global, Inc.	•	Telephone and Data Systems, Inc.

•	Windstream Holdings, Inc. (filed for Chapter 11 bankruptcy protection in February 2019 and exited bankruptcy as a privately-held company in September 2020)

WTW developed an estimate of market compensation for our executives in November 2020 based on this group, which served as the basis for our 2021 executive pay decisions.

In October 2021, WTW completed a competitive market assessment of our executive compensation for consideration in making adjustments to 2022 compensation. As a part of this analysis, we established a new peer group for comparative purposes given the changes among the peer organizations included in the historical pay analyses. The peer group used in the 2022 analysis included the telecommunications and cable companies listed below.

•	Akamai Technologies, Inc.	•	j2 Global, Inc.
•	ATN International, Inc.	•	Shenandoah Telecommunications Company
•	Cable One, Inc.	•	Telephone and Data Systems, Inc.
•	Cogent Communications Holdings, Inc.	•	Vonage Holdings Corp.
•	IDT Corporation	•	WideOpenWest, Inc.
•	Iridium Communications Inc.

The 2021 competitive analysis indicated that Messrs. Udell and Mr. Childers’ total direct compensation remained approximately 27% and 16% below the median peer group practices, respectively.

Elements of Executive Compensation for 2021

The key elements of the 2021 executive compensation program for Messrs. Udell and Childers were:

•	annual base salary;

•	an opportunity to earn annual cash bonuses directly linked to achievement of certain of the Company’s annual financial and operational performance goals; and

•	equity compensation consisting of (i) the continued potential vesting of equity awards; (ii) a grant of time-based restricted shares; and (iii) a grant of performance-based shares directly linked to achievement of certain of the Company’s annual financial and operational performance goals, as adjusted based on the Company’s total stockholder return relative to peers.

The Company also provides severance and change-in-control benefits, as well as a limited number of perquisites and other personal benefits to its executive officers.

Annual Base Salaries for 2021

We pay our named executive officers an annual base salary, which the compensation committee believes provides financial stability and recognizes an individual’s contributions to and responsibilities with the Company.

In its annual review of the salaries of our named executive officers for 2021, in addition to the market position of the Company’s executive compensation program relative to its peer group and the compensation committee’s desire to continue to transition the compensation of Mr. Udell and Mr. Childers toward benchmark compensation levels over a multi-year period, the compensation committee considered the following principal factors:

•	the Company’s achievement of its performance goals the previous year;

•	performance of the executive during the previous year, including that individual’s contribution to the Company’s attainment of its pre-established performance goals; and

•	salary levels of comparable positions in the Company’s peer group.

After reviewing these factors the compensation committee approved base salary increases for our named executive officers, as shown below. Mr. Udell received a modest increase in base salary in line with general merit increases for our employees. Mr. Childers’ base salary was increased more substantially in order to transition his base salary and total cash compensation closer to market benchmark levels. Even following these increases in 2021, base salary for Mr. Udell and Mr. Childers still remained approximately 27% and 16%, respectively, below benchmark.

	2020 Base Salary	2021 Base Salary	% Increase
C. Robert Udell, Jr.	$600,000	$612,000	2.0%
Steven L. Childers	$350,000	$400,000	14.3%

Annual Short-Term Incentive Bonus for 2021

The Company also maintains an annual STI cash bonus plan designed to reward achievement of annual Company performance goals. The compensation committee believes that consistent attainment of these goals is critical to the Company’s success. In 2021, Mr. Udell and Mr. Childers were eligible to participate in the bonus plan, which provided them with the opportunity to earn a cash bonus payment. The payment was measured as a percentage of their base salary and was based on the achievement of criteria established by the compensation committee.

For 2021, the compensation committee established the bonus targets for each named executive officer, as a percentage of 2021 salary level, based on its assessment of the appropriate balance and mix between base salary and STI bonus in determining the total cash to be paid to each executive. The bonus payout targets for 2021 as a percentage of salary were unchanged and remained at 107% for Mr. Udell and 73% for Mr. Childers. The compensation committee used these targets because achieving payouts at those levels would result in an annual bonus payout that supported the compensation committee’s objective to continue to transition total compensation to roughly the 50th percentile of total direct compensation paid to executives in comparable positions in the peer group.

Pursuant to the 2021 bonus plan, the compensation committee established a performance award formula which linked payouts to the weighted average achievement across the performance metrics it established. Target payout would be made if the performance metrics were attained between a target range of 97.6% to 102.5% (the “Target Range”). The payout was capped at a maximum of 120% of the target level if the goals were attained at the 120% level or higher. Payout would be zero if the performance goals were attained below the 80% level. Performance achievement (i) above 80.0%, but below the Target Range, and (ii) above the Target Range up to 120%, would result in a payout according to a straight-line linear calculation as reflected on the following payout curve:

2021 Payout Curve

In February 2021, the compensation committee approved the following performance metrics for Mr. Udell and Mr. Childers:

•	additional fiber-to-the-premises (FttP) passings available for install;

•	FttP penetration rate (all fiber; 1Gig);

•	revenue;

•	EBITDA; and

•	other operating goals

These goals were based in part on the “value creation plan” (VCP) developed by management in 2020 which focused on key long-term and short-term strategic business priorities established in connection with our five-year FttP build plan. Incorporating these targeted strategic STI metrics resulted in less overlap in our annual and long-term performance goals.

The table below details the specific performance targets established for each of the 2021 performance measures, the weighting of each measure in determining incentive payouts, our actual 2021 performance, and the resulting payout of 89.86%, as a percentage of target under our plan.

Measure	Target	Actual	Attainment	Measure Weighting	Weighted Attainment	Payout (% of Target)
Additional FttP passings available for install	329,000	330,710	100.52%	20%	20.10%
FttP penetration rate (all fiber; 1 Gig)	15%	13%	86.67%	20%	17.33%
Company revenue	$1,290 million	$1,282.2 million	99.40%	20%	19.88%
Company EBITDA	$510.2 million	$506.9 million	99.35%	20%	19.87%
Other operating goals	See below	92.73%	92.73%	20%	18.55%
Total				100%	95.73%	89.86%

The compensation committee established annual performance targets for adjusted EBITDA and revenue in 2021 that represented performance goals that would incentivize management and drive improved financial performance. The 2021 targets were set deliberately to establish realistic performance goals that reflected the transition of the Company from a rural telephone company to a fiber-based broadband service provider. In setting these targets, the committee also considered the continued financial and operating challenges facing our sector, as well as external events such as supply chain disruptions and the economic uncertainties created by the COVID-19 pandemic. In light of these factors, the performance target for revenue was essentially flat relative to our 2020 target and our performance target for EBITDA was modestly lower in 2021 compared to 2020 target.

With respect to our 2021 revenue target, the performance target was flat relative to both the 2020 revenue target and 2020 actual revenue (the target was reduced by less than 0.01% in both cases). Importantly, our VCP and growth plan emphasize the measurement of revenue performance by focusing on improvements in the growth of broadband & data revenue and transport revenue or what we refer to as “growth revenue”. Because our legacy copper and voice revenues are expected to continue to decline as we transition to fiber and new technologies, our strategic plan focuses on growth revenue as a valuable measurement of our ability to expand fiber broadband in our markets. In 2021, we established a broadband & data and transport revenue target of $643.2 million, a 2.9% increase from 2020. We increased actual 2021 broadband & data and transport revenue year-over-year by approximately 1.0%.

Similarly, our 2021 EBITDA target was modestly reduced year-over-year compared to our 2020 EBITDA target and 2020 actual EBITDA results to account for the ramp period we expected with the early stages of our fiber build plan, ongoing competitive pressures and other challenges to our business. As with growth revenue relative to total revenue, we focus on EBITDA margins as a key metric that measures our ability to control operating expenses relative to revenue. We generally establish EBITDA performance targets with the goal of maintaining EBITDA margins between 35% and 40% and, in 2021, we met this target margin despite industry and sector challenges.

Other operating goals. In addition to the specific operational metrics based on our VCP and Company financial goals, the committee approved five equally weighted operating goals. The following table lists these operational goals and our achievements during 2021. For both named executive officers, an attainment level of 4.64 out of 5.0 was approved with respect to the other operating goals for 2021.

Operating Goal	2021 Achievements
Establish baseline relational and transactional Net Promoter Scores for Fidium and the Company, while making improvements in scores in 2021	•	Established a Company transactional NPS baseline of 16.1.
	•	Achieved transactional NPS for customer care of 59.5 and a transactional NPS for install/service delivery of 64.1 for fiber customers.

Achieve combined 2021 Commercial & Carrier Data Transport revenue goal of $367.9 million	•	Achieved 98% of 2021 target.
	•	Improved commercial churn despite pricing and renewal pressures, and COVID-19 related challenges.

Establish Consumer Digital Sales Channel	•	Consumer e-commerce for Northern New England on Consolidated.com enabled in July 2021, and Fidium websites and e-commerce enabled in November 2021.

Launch new fiber brand in designated markets according to plan	•	Fidium Fiber brand was launched in Northern New England and is on track for new fiber market launches in 2022.

Improve employee engagement	•	Continued our employee engagement initiatives including the formation of an Employee Advisor Council.
	•	Achieved improvement across all areas of our Employee Engagement Survey over our three-year benchmarks.
	•	Established and implemented diversity and inclusion initiatives that included leadership training with 107 cross-functional Company leaders.

Based on our 2021 performance and the structure of our annual incentive plan, the following annual incentive payouts were approved for our named executive officers.

Executive	Target Annual Incentive	Actual Annual Incentive
C. Robert Udell, Jr.	$654,840	$588,439
Steven L. Childers	$292,000	$262,391

Long-Term, Equity-Based Incentives for 2021

The Company maintains the stockholder approved LTIP that provides for grants of stock options, stock, stock units and stock appreciation rights and for the adoption of one or more cash incentive programs. The Company’s non-employee directors and certain employees, including Mr. Udell and Mr. Childers, are eligible for grants under the LTIP. The principal purposes of the LTIP are to:

•	provide named executive officers with incentives to maximize stockholder return and contribute to the Company’s long-term success; and

•	enable the Company to attract, retain and reward the best available individuals for positions of responsibility.

The compensation committee administers the LTIP, approving the type of awards granted, award provisions, grant timing and award sizes.

Each year, the compensation committee determines the economic value of target annualized long-term incentive compensation for each executive eligible to participate. Under the multi-year pay transition strategy approved in 2017, the goal of the compensation committee was to establish targets in the 50th percentile of the peer group. While this strategy was paused in relation to Mr. Udell in 2020, the compensation committee increased LTI compensation in 2021 in an effort to resume moving toward benchmark levels. For 2021, the committee approved target LTI grant values of $2,877,483 for Mr. Udell and $1,136,100 for Mr. Childers. Following a reduction in target LTI grant value in 2019, this represented a 54% increase to the target LTI grant value for Mr. Udell approved by the compensation committee in 2020. For Mr. Childers, this represented a 26% increase to the target LTI grant value approved by the compensation committee in 2020. These target LTI values were awarded in the form of a combination of time-based restricted shares vesting ratably over four years and performance shares that can be earned based on performance, including incremental value assigned to the performance shares awarded to reflect the inherent risk associated with achieving performance targets, as described below.

In 2021, we established separate LTI incentive metrics for performance-based shares. These metrics were based on objectives we established under a multi-year performance plan and were created in order to better align our strategic goals with key value drivers for our business. By establishing separate LTI metrics, we mitigated direct overlap with our STI performance metrics and we set goals that were more aligned with the long-term objectives established under the VCP. For the first year of our build plan, the compensation committee determined that the 2021 LTI incentive metrics would be measured for all employees over a one-year performance period that was consistent with broader multi-year performance goals under the VCP. For 2022, the compensation committee determined that Mr. Udell and Mr. Childers will be subject to a three-year performance period (January 1, 2022 – December 31, 2024) for purposes of measuring achievement of the performance-based share grants approved by the committee in March 2022. We believe that measuring achievement over a multi-year performance period further aligns Messrs. Udell’s and Childers’ interests in the long-term value creation goals established by our board.

Annual Time-Based Restricted Stock Grants

In May 2021, the compensation committee approved grants of time-based restricted shares to Mr. Udell and Mr. Childers representing approximately 50% of their target annual LTI award value. These time-based equity grants vest ratably over four years based on continued service.

The table below shows the target value allocated to time-based shares, the number of shares granted to each of Mr. Udell and Mr. Childers, and the grant date fair value of the awards. The fair value of the shares is based on a stock price of $7.50 per share as of the May 3, 2021 grant date. The number of shares granted was determined by converting the target LTI value into shares of stock at a price of $6.73 per share, reflecting the twenty-day average closing price of our stock as of two trading days before the award date. We use this methodology to ensure that price movement on the date the awards are granted do not positively or negatively impact the number of shares granted:

Name	2021 Time-Based Annual Grant Value	2021 Time-Based Restricted Shares Granted	Fair Value of Restricted Shares as of the Date of Grant
C. Robert Udell, Jr.	$1,370,228	203,600	$1,527,000
Steven L. Childers	$540,998	80,386	$602,895

Annual Performance Share Grants

The compensation committee also approved grants of performance share awards in May 2021 based on approximately 50% of the target annual LTI value. Because of the inherent risk associated with achieving the performance targets, the compensation committee included a 10% increase to the performance shares to account for performance risk. Similar to the time-based stock awards, the number of performance-based shares to be awarded at target was determined by converting the assigned target performance share values into shares using the 20-day average closing price of our stock as of two trading days before the award date.

The performance share awards entitle the named executive officers to earn shares in 2022 depending on the level of attainment relative to the performance goals for 2021. Attainment of the goals at the target level results in the target number of performance shares being earned, and performance above or below the target levels result in an increase or decrease in the number of performance shares being earned. The earned performance share awards then remain subject to adjustment based on our total shareholder return relative to our peer group over the period 2021 – 2023.

In 2021, the performance shares awards were subject to the following 2021 performance criteria and achievement was measured against the same payout curve used for the 2021 STI bonuses (as shown on page 34).

Metric	Weighting	Performance Target
Homes passed	50%	22%
Annual broadband revenue growth	50%	2%

In March 2022, the compensation committee approved earned performance share awards based on 100% achievement of the 2021 performance targets. The 2021 metrics were achieved at performance target levels as the Company achieved 22% of homes passed in 2021 and 2.1% annual broadband revenue growth (CAGR) in line with three-year build plan goals.

Name	2021 Performance Share Target Value	2021 Performance Shares Granted(1)	Fair Value of Performance Shares as of the Date of Grant(2)	Number of Restricted Shares Earned based on 2021 Performance(3)
C. Robert Udell, Jr.	$1,507,251	223,960	$1,926,056	223,960
Steven L. Childers	$595,100	88,425	$760,455	88,425

(1) The number of restricted shares granted was based on a stock price of $6.73 per share, reflecting the 20-day average closing price of our stock as of two trading days before the award date.

(2) Fair value of the grants is based on a stock price of $8.60 per share as of May 3, 2021, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(3) The number of performance shares earned based on 2021 performance equaled 100% of the performance shares granted based on 2021 performance. These shares remain subject to a relative total stockholder return (TSR) modifier over a three-year performance period following grant, which may increase or decrease the number of shares actually awarded by up to 25%.

The number of performance shares earned based on our 2021 performance remain subject to adjustment based on our total shareholder return over the period from January 1, 2021 – December 31, 2023 relative to the following peer group companies:

•	Akamai Technologies, Inc.	•	SBA Communications Corporation

•	ATN International, Inc.	•	Shenandoah Telecommunications Company

•	Cogent Communications	•	Telephone and Data Systems, Inc.

•	IDT Corporation	•	Vonage Holdings Corp.

•	j2 Global, Inc.

Note:	Cincinnati Bell Inc. was originally in the performance peer group, but was subsequently removed given their acquisition by Macquarie Infrastructure Partners.

The performance shares will be adjusted by up to 25% based on our relative total shareholder return, according to the following scale:

Relative TSR	Performance Share Adjustment
75th Percentile	+25%
50th Percentile	No Adjustment
25th Percentile	-25%

If our relative performance is between any of the defined percentile ranks, the adjustment factor will be linearly interpolated. Moreover, if our total shareholder return for the three-year period is negative, no upward adjustment in the number of performance shares will be made.

2019 Performance Share Award

In March 2019, Messrs. Udell and Childers were awarded 110,210 and 38,573 performance shares. Following the end of the annual measurement period for those shares, the compensation committee approved the award of restricted stock grants of 55,105 shares to Mr. Udell and 19,287 shares to Mr. Childers as a result of the attainment of the 2018 performance goals at 50% of target levels. These restricted shares remained subject to a three-year vesting period through the end of December 31, 2021 and were subject to a total shareholder return adjustment of +/- 25 based on the Company’s total shareholder return over the period from January 1, 2019 – December 31, 2021 relative to the then-current group of peer companies. At the end of 2021, we commissioned an actuarial consultant to calculate the Company’s shareholder return performance against the Company’s 2019 proxy peer group. That calculation resulted in a total shareholder return of -23.1%, which resulted in the Company falling in the 22nd percentile of the peer group. This resulted in a reduction of 25% to the number of shares of restricted stock earned by Messrs. Udell and Childers. Following this adjustment, 41,329 of shares of restricted stock vested and were issued to Mr. Udell on January 14, 2022 and 14,466 of shares of restricted stock vested and were issued to Mr. Childers on January 14, 2022.

Stock Ownership Guidelines for Named Executive Officers

We believe that our named executive officers should have a significant financial stake in the Company to ensure their interests are further aligned with those of our stockholders. To that end, the compensation committee has adopted stock ownership guidelines for certain executive officers covered under the guidelines. Under the guidelines, covered executives are expected to attain and retain a level of qualifying equity securities equal to a multiple of their annual base salaries. In determining whether a covered executive has met the applicable ownership requirement, we include:

•	shares owned outright by covered executives, including direct ownership of shares as a registered or beneficial holder and ownership of shares in a manner that would be treated as indirect ownership pursuant to Section 16 of the Securities Exchange Act of 1934 (including, without limitation, shares held in retirement savings accounts), so long as the shares are accessible by the covered executive; and

•	the after-tax value of any vested or unvested restricted share awards held under the Amended and Restated Consolidated Communications Holdings, Inc. Long-Term Incentive Plan.

These forms of ownership are collectively referred to below as the “Covered Shares”.

Our stock ownership guidelines provide that until a covered executive satisfies the applicable holding requirement, he or she is required to retain a specified percentage of any Covered Shares awarded to the executive until such time as a certain ownership percentage (expressed as a multiple of base salary) is achieved. The types of covered executives and their required ownership levels and retention percentages are as follows:

Covered Executives	Ownership Requirement	Retention Percentage
Chief Executive Officer	5x Annual Base Salary	50%
Other Named Executive Officers (NEOs) as Designated by CEO	3x Annual Base Salary	50%

The stock ownership guidelines took effect January 1, 2018 and require each non-employee director and each named executive officer to satisfy his or her guideline level within five years of the effective date of the program. As of December 31, 2021, Mr. Udell and Mr. Childers satisfy these requirements.

All Other Compensation

As part of our executive compensation program, the Company may from time-to-time provide its executives some or all of the following other benefits:

•	personal use of a Company automobile;

•	expenses paid for business-related meals and travel for spouses (when required to attend Company functions);

•	tax reimbursement for personal use of a Company automobile and business-related travel for spouses when required to attend Company functions; and

•	Company matching contributions to its 401(k) plan.

Where applicable, the “All Other Compensation” column of the Summary Compensation Table on page 41 shows the aggregate amounts of such compensation paid to each of the named executive officers.

Employment Security Agreements

The Company maintains Employment Security Agreements (“ESAs”) with each of our named executive officers as well as certain other executives. These agreements provide benefits upon certain terminations of employment following a change in control of the Company, as well as in the event of certain termination of employment that are not in connection with a change in control. Please see the caption “Potential Payments upon Termination or Change in Control of the Company — Employment Security Agreements” below for an explanation of the terms of the ESAs.

The Company believes that the protections afforded by the agreements, including extending the benefits to employment terminations not in connection with a change in control, are a valuable incentive for attracting and retaining its top executives to promote leadership stability, and are in line with best market practice. Our compensation committee and board believe that the agreements are particularly important because the Company does not have employment agreements or long-term arrangements with its executives. The Company also benefits from certain restrictive covenants, including non-competition covenants, contained in these agreements.

Incentive Compensation Recoupment Policy

The Company maintains an incentive compensation recoupment policy that applies to all named executive officers and other persons designated by the board of directors as being subject to the policy (the “covered persons”). The policy provides that, in the event of a restatement of the financial statements of the Company necessary to reflect the correction of one or more errors that are material to those financial statements, the board of directors may seek recoupment from the following sources of incentive compensation: (i) cash incentive compensation and (ii) equity-based compensation. The board of directors may recoup similar incentive compensation under any Company plan, arrangement or agreement, whether existing currently or in the future. The board of directors has the sole discretion to decide whether or not to recoup incentive compensation received by a covered person (which would include any equity granted or settled) and the amount of such recoupment. The board of directors shall at a minimum seek to recoup all incentive compensation received by any covered person (which would include any equity granted or settled) during the three completed fiscal years and the current partial year preceding the date on which the Company is required to prepare the restatement that is in excess of the incentive compensation that would have been paid to the covered person under the restatement. Any such recoupment would apply to all covered persons, regardless of whether the covered person was involved in the restatement.

Anti-Hedging and Derivative Securities

The Company’s insider trading policy and anti-hedging practices prohibit our named executive officers, directors and employees on the Company’s restricted trading list from purchasing or selling derivative securities relating to our stock. Officers, directors and employees on the Company’s restricted trading list are also prohibited from engaging in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts involving the Company’s securities. Directors and executive officers may not pledge the Company’s securities under any circumstances and in particular may not purchase Company securities on margin.

CEO Pay Ratio

In accordance with the requirements of Regulation S-K, Item 402(u), the Company has calculated the ratio of CEO pay to the median employee pay for 2021.

The calculation of median employee income was based on payroll data and includes all full-time, part-time and temporary employees who were actively employed on December 31, 2021, including those who began employment after January 1, 2021 and worked only a partial year (compensation was not annualized for employees who did not work the entire year). The pay data used for this calculation represents compensation for the employee population paid from January 1, 2021 through the final payroll date of December 31, 2021. For 2021, this included 3,235 employees, all of whom reside in the United States.

Compensation components used to determine the median employee income are as follows: regular base wages, overtime, differentials, allowances such as cell phone and apparel, holiday and vacation pay, 401(k) matching contributions by the Company, and other ancillary income considered compensation and reasonable to the calculation. Expense items such as moving expenses and vehicle gas and usage were excluded from the median employee calculation.

The Company did not include in its calculation of median employee pay the value realized on vesting of restricted stock. The Company chose to exclude those elements from the median employee pay calculation methodology since a limited number of employees are eligible to receive these elements of compensation.

The Company believes this methodology to be reasonable, as it represents the actual payment to employees (full-time, part-time and temporary) for most of the elements of compensation which are included in the CEO’s total compensation as publicly disclosed each year in the Company’s proxy statement.

The 2021 total compensation for our CEO was $4,671,543 as disclosed in the Summary Compensation Table on page 41 of this proxy statement. The median employee’s 2021 total compensation that would be reportable in the Summary Compensation Table was $82,844.

For the fiscal year ended December 31, 2021, the Company’s CEO multiple of total compensation compared to the Company’s median employee’s total compensation is approximately 56.4 times to 1.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by public companies to certain covered employees to $1 million. While tax effects may be taken into consideration by the compensation committee with respect to compensation matters, the compensation committee designs compensation arrangements to advance corporate goals that may not be deductible under Section 162(m).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists information regarding the compensation for the years ended December 31, 2021, 2020, and 2019, of our President & CEO, and CFO, to whom we refer, collectively, as the named executive officers.

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)		Total($)
C. Robert Udell,Jr.	2021	$612,000	$0		$3,453,056	$588,439	$18,048	(2)	$4,671,543
President& Chief Executive Officer	2020	$600,000	$0		$2,158,512	$644,953	$17,748		$3,421,213
	2019	$600,000	$0		$2,038,776	$321,000	$107,816		$3,067,592

Steven L. Childers	2021	$400,000	$0		$1,363,350	$262,391	$18,000	(4)	$2,043,741
Chief Financial Officer& Treasurer	2020	$350,000	$100,000	(3)	$1,042,469	$256,675	$18,348		$1,767,492
	2019	$350,000	$0		$713,572	$127,750	$51,434		$1,242,756

1.	Stock Awards — The amounts in this column represent the grant date fair value, computed in accordance with Financial Stock Awards — The amounts in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the restricted stock granted in 2021, 2020, and 2019 and the target number of performance shares awarded in 2021, 2020, and 2019 based upon the probable outcome of the performance conditions. Performance shares remain subject to a relative total stockholder return (TSR) modifier over a three-year performance period following grant, which may increase or decrease the number of shares actually awarded by up to 25%. Also, see Footnote 12 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for an explanation of the assumptions made by the Company in the valuation of these awards.

2.	All Other Compensation — C. Robert Udell, Jr. This column includes $17,400 of matching contributions made in 2021 under the Company’s 401(k) Plan on behalf of Mr. Udell. Mr. Udell also received reimbursement for the discount he earned on his premium share for the Company’s Health Program as part of his participation in the Company’s Wellness program ($648).

3.	Bonus – Steven L. Childers. On October 25, 2020, Mr. Childers was awarded a discretionary cash bonus of $100,000 for his work on the Searchlight strategic investment and the Company’s debt refinancing.

4.	All Other Compensation — Steven L. Childers. This column includes $17,400 of matching contributions made in 2021 under the Company’s 401(k) Plan on behalf of Mr. Childers. In addition, Mr. Childers is reimbursed for business use of his personal mobile phone ($600).

Salary

The “Salary” column of the Summary Compensation Table shows the salaries paid in 2021, 2020 and 2019 to each of the named executive officers. The annualized salary rates in effect as of March 1, 2021 were:

C. Robert Udell, Jr.	$612,000
Steven L. Childers	$400,000

Non-Equity Incentive Compensation

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded to each of the named executive officers for 2021, 2020 and 2019 pursuant to the Company’s bonus plan. For more information, please refer to the Compensation Discussion and Analysis section of this proxy statement on page 28. The Company paid all of these amounts in March 2022, March 2021 and March 2020.

2021 Grants of Plan-Based Awards

This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards and (2) equity incentive plan awards that could have been earned for 2021.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Date	Minimum($)	Target($)	Maximum($)	Minimum(#)	Target(#)	Maximum(#)	Units(3)	Awards($)(4)
C. Robert Udell,Jr.		$0	$654,840	$785,808
	5/3/21				0	223,960	268,752		$1,926,056
	5/3/21							203,600	$1,527,000

Steven L. Childers		$0	$292,000	$350,400
	5/3/21				0	88,425	106,110		$760,455
	5/3/21							80,386	$602,895

1.	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Payouts under the STI bonus plan were based on performance in 2021. The performance metrics were set in February 2021, as described in the Compensation Discussion and Analysis section under the caption “Annual Short-Term Incentive Bonus for 2021.” The amounts actually paid under the bonus plan for 2021 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to the bonus plan for 2021, the compensation committee established a performance award formula which linked the payouts to the weighted average achievement across the STI goals it had established. Target payout would be made if the performance goals were attained between a target range of 97.6% to 102.5% (the “Target Range”). The payout was capped at a maximum of 120% of the target level if the goals were attained at the 120% level or higher. Payout would be zero if the performance goals were attained below the 80% level. Performance achievement (i) above 80.0%, but below the Target Range; and (ii) above the Target Range up to 120%, would result in a payout according to a straight-line linear calculation as reflected on the 2021 payout curve. The compensation committee had discretion to determine payouts for achievement.

2.	Estimated Future Payouts Under Equity Incentive Plan Awards. These columns show the minimum, target and maximum number of shares that could have been awarded in 2022 pursuant to performance shares previously granted in May 2021. Pursuant to the LTIP, the compensation committee awarded performance shares in 2021 to executives, which reflected the target number of shares to be granted if target LTI performance goals set by the compensation committee for 2021 were met. The target award was subject to adjustment based on the weighted average level of attainment of the performance goals. Awards were capped at a maximum issuance of 120% of the target number of shares if the LTI goals were attained on a weighted average basis at a level of 120% or higher. No shares would be granted if the goals were attained at a level below 80% performance. A weighted average achievement in the Target Range would result in a payout of 100% of the target number of shares. Performance achievement (i) above 80.0%, but below the Target Range; and (ii) above the Target Range up to 120%, would result in an issuance of shares according to a straight-line linear payout calculation as reflected on the 2021 payout curve. The compensation committee had discretion to determine payouts for achievement. The restricted stock granted pursuant to the settlement of the performance shares shown in the table is subject to further adjustment at the end of the three year vesting period based on relative TSR performance. If TSR is at median (or is negative), no adjustment is made. If TSR is at or above the 75% percentile, the amount of restricted stock that vests is increased by 25% (maximum). If TSR is at or below the 25% percentile, the amount of restricted stock that vests is decreased by 25% (threshold). Achievement between the 25th percentile and 75th percentiles results in a proportionate straight-line adjustment. The LTIP is described in the Compensation Discussion and Analysis section under the caption “Long-Term, Equity Based Incentives.”

3.	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of time-based restricted shares awarded to the named executive officers in 2021.

4.	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the time-based restricted share awards and the target performance share awards made in 2021 to the named executive officers. See Footnote 12 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for an explanation of the assumptions made by the Company in the valuation of these awards.

Outstanding Equity Awards at 2021 Fiscal Year-End

This table sets forth information for each named executive officer with respect to each award of restricted shares that had been made at any time, had not vested, and remained outstanding at December 31, 2021.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(2)
C. Robert Udell, Jr.(3)	513,205	$3,838,773
Steven L. Childers(4)	221,209	$1,654,643

1.	Number of Shares or Units of Stock That Have Not Vested. The unvested shares represent a mix of time-based restricted shares from the grants made in March 2019, March 2020 and May 2021, and unvested performance-based shares from grants made in March 2018, March 2019 and March 2020 that have been earned by the executive. The unvested performance-based shares granted in March 2019 and March 2020 are subject to further adjustment following TSR measurement at the end of the vesting period.

2.	Market Value of Shares or Units of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted shares valued using $7.48 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 31, 2021, which was the last trading day of fiscal year 2021).

3.	Vesting Dates – Udell. The vesting dates of the restricted shares are as follows: December 5, 2022 (135,569 restricted shares), December 5, 2023 (91,623 restricted shares) and December 5, 2024 (50,900 restricted shares). As of December 31, 2021, the performance-based shares of 55,105 granted in March 2019 subject to the TSR achievement had not been measured or vested. In January 2022, the number of restricted shares earned by Mr. Udell from this 2019 performance share award was reduced by 25% based on the measurement of the Company’s TSR from January 1, 2019 through December 31, 2021 relative to a peer group. This resulted in forfeitures of 13,776 shares previously earned by Mr. Udell effective January 14, 2022 upon the approval of the TSR adjustment by our compensation committee. The performance-based shares of 180,008 granted in March 2020 is also subject to the TSR adjustment and is expected to be measured and vested in January 2023.

4.	Vesting Dates – Childers. The vesting dates of the restricted shares are as follows: December 5, 2022 (55,126 restricted shares), December 5, 2023 (39,764 restricted shares) and December 5, 2024 (20,096 restricted shares). As of December 31, 2021, the performance-based shares of 19,287 granted in March 2019 subject to the TSR achievement had not been measured or vested. In January 2022, the number of restricted shares earned by Mr. Childers from this 2019 performance share award was reduced by 25% based on the measurement of the Company’s TSR from January 1, 2019 through December 31, 2021 relative to a peer group. This resulted in forfeitures of 4,821 shares previously earned by Mr. Childers effective January 14, 2022 upon the approval of the TSR adjustment by our compensation committee. The performance-based shares of 86,936 granted in March 2020 is also subject to the TSR adjustment and is expected to be measured and vested in January 2023.

2021 Vested Shares

This table sets forth information concerning the number of restricted shares that vested during 2021 and the value of those vested shares. The Company has not granted options.

	Stock Awards
	Number of Shares
	Acquired On	Value Realized
Name	Vesting (#)(1)	On Vesting ($)(2)
C. Robert Udell, Jr.	153,660	$1,206,231
Steven L. Childers	61,446	$482,351

1.	Number of Shares Acquired on Vesting. Includes shares acquired on vesting in 2021 that were subsequently cancelled to pay taxes.

2.	Value Realized on Vesting. Represents the number of shares of common stock covered by the restricted shares acquired on vesting of such restricted shares on December 5, 2021, as shown in the “Number of Shares Acquired on Vesting” column valued using the closing market price of the common stock $7.85 as reported in The Wall Street Journal for December 3, 2021, which was the last trading day prior to the date of vesting of the restricted shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

Pursuant to its Employment Security Agreements and the LTIP, the Company provides eligible employees, including the named executive officers, with certain benefits upon a change in control of the Company or upon certain types of termination of employment following a change in control of the Company. These benefits are in addition to those benefits to which employees would generally be entitled upon a termination of employment (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination, and the right to elect continued health benefits pursuant to COBRA). Those incremental benefits as they pertain to the named executive officers are described below.

Employment Security Agreements

The Company has Employment Security Agreements (the “Agreements”) with the named executive officers and certain other executives that provide benefits upon the occurrence of certain terminations of employment. These Agreements were replaced on October 28, 2020 with new Agreements that provide benefits upon a qualifying termination that does not occur in connection with a change in control of the Company as well as upon a qualifying termination that occurs in connection with a change in control of the Company (the prior Agreements only provided benefits upon a qualifying termination occurring in connection with a change in control).

The Agreements with the named executive officers provide for benefits upon the following types of employment termination:

•	an involuntary termination of the executive’s employment by the Company without “cause”; or

•	a voluntary termination of employment by the executive for “good reason”.

The benefits provided upon such a termination of employment that occurs within two years following a change in control include the following:

•	A lump sum cash payment, payable within 30 days of the termination of employment, equal to (i) three times for Mr. Udell and (ii) two times for Mr. Childers the sum of (A) the executive’s annual base salary rate, determined as of the date of the change in control or, if higher, the date of employment termination and (B) the annual target amounts payable to the executive under all cash-based incentive plans of the Company for the year in which the change in control occurs, or if higher, the year in which the employment termination occurs.

•	A pro rata portion of the amounts that would have been paid to the executive under the Company’s cash-based incentive plans for the year in which the change in control occurs, or if higher, the year in which the employment termination occurs (in each case determined at the target levels), if such amounts would not otherwise be paid to the executive.

•	Continuation of coverage under all welfare plans of the Company during the applicable severance period, or if earlier, until the executive is eligible for coverage under similar plans from a new employer. Such coverage will be on the same basis and at same cost as in effect prior to the change in control, or any time after, if more favorable to the executive. If such coverage is not available under the plan, the Company shall provide substantially similar benefits. The COBRA period for benefit continuation begins after the end of the initial continuation period described above.

The Agreements will reduce the benefits described above to the extent necessary to avoid the imposition of any excise tax pursuant to Section 280G of the Internal Revenue Code.

The benefits provided upon a qualifying termination of employment that does not trigger the change in control benefits described above include the following:

•	A lump sum cash payment, payable within 30 days of the termination of employment, equal to two times (1.5 times for Mr. Childers) the sum of (i) the executive’s annual base salary rate, determined as of the date of employment termination and (ii) the annual target amounts payable to the executive under all cash-based incentive plans of the Company for the year in which the employment termination occurs.

•	A pro rata portion of the amounts that would have been paid to the executive under the Company’s cash-based incentive plans for the year in which the employment termination occurs (determined at the target levels), if such amounts would not otherwise be paid to the executive.

•	Continuation of coverage under all welfare plans of the Company during the applicable severance period, or if earlier, until the executive is eligible for coverage under similar plans from a new employer. Such coverage will be on the same basis and at same cost as in effect prior to the employment termination, or any time after, if more favorable to the executive. If such coverage is not available under the plan, the Company shall provide substantially similar benefits. The COBRA period for benefit continuation begins after the end of the initial continuation period described above.

•	Reimbursement of out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with the successful enforcement of any provision of the Agreement.

As previously discussed, the Company believes that the protections afforded by the agreements, including extending the benefits to employment terminations not in connection with a change in control, are a valuable incentive for attracting and retaining talent. The Company does not have employment agreements or long-term employment arrangements its top executives and the employment security agreements promote leadership stability and are consistent with market practice.

The Agreements also contain restrictive covenants that prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided substantial services, in any geographic area in which such line of business was active at the time of the executive’s termination, without the Company’s consent and (ii) soliciting the Company’s customers, agents or employees. These restrictive covenants remain in effect during the 12-month period following termination of employment.

For purposes of the Agreements:

(a)	“change in control” means (i) the acquisition, by a person other than an affiliate of Richard A. Lumpkin, of a majority of the voting power of the Company’s outstanding securities; (ii) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the board of directors, unless any new director’s election or nomination was approved by at least two-thirds of the incumbent directors; (iii) a reorganization, merger, consolidation or share exchange resulting in the conversion or exchange of the Company’s common stock into securities of another company, or any dissolution or liquidation, or a sale of 50% or more of all the Company’s assets; or (iv) the consummation of a merger, consolidation, reorganization or share exchange, unless following such transaction at least a majority of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction.

(b)  “cause” means the executive’s (i) conviction of, pleading guilty to, or admission of guilt with respect to any felony, fraud, misappropriate or embezzlement, (ii) malfeasance or gross negligence in the performance of his or her duties that is materially detrimental to the Company, or (iii) breach of any Company code of conduct, if the consequence would be termination of employment. In each case, the Company must give the executive written notice of the existence of cause, and if the act is capable of being cured, 30 days in which to cure.

(c)  “good reason” means (i) a reduction in the executive’s base salary and/or bonus opportunity without his or her consent (other than a reduction that applies consistently to all Company executives generally), (ii) a material reduction in the scope or importance of the executive’s duties and responsibilities without his consent, or (iii) a transfer of the executive’s primary worksite of more than 30 miles (unless the new worksite is closer to the executive’s residence). In each case, the executive must give written notice within 90 days and the Company has 30 days in which to cure the action constituting good reason.

Amended and Restated Consolidated Communications Holdings, Inc. Long-Term Incentive Plan (LTIP)

The LTIP provides that if there is a change in control of the Company, and there is no assumption of outstanding awards by the successor entity, or conversion of outstanding awards into comparable equity awards of the successor entity, then as of the effective date of the change in control, all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the effective date of the change in control, in which case the restrictions will lapse based on actual attainment of the performance goal). The LTIP also provides that if in connection with the change in control the LTIP awards are assumed or converted by the successor entity as described above, and within 24 months following the effective date of the change in control the participant’s employment is terminated without cause or the participant terminates employment for good reason, or a participant who is a director is asked to resign for other than cause, all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the date of termination of employment or service, in which case the restrictions will lapse based on actual attainment of the performance goal). The LTIP uses a similar definition of change in control and the same definition of cause and good reason as set forth in the Employment Security Agreements. The tables set forth below quantify the additional benefits as described above that would be payable to each named executive officer under the arrangements described above.

Termination of Employment Following a Change in Control

The additional amounts set forth in this table would be payable pursuant to the Employment Security Agreements, assuming a change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2021.

	C. Robert	Steven L.
Name	Udell, Jr.	Childers
Base Salary (1)	$1,836,000	$800,000
Bonus (1)	$1,964,520	$584,000
Welfare Benefits for Severance Period (2)	$57,836	$42,574

1.	Base Salary and Bonus. These amounts represent three times base salary and target bonus for Mr. Udell and two times base salary and target bonus for Mr. Childers.

2.	Welfare Benefits for Severance Period. Amounts in this row consist of projected Company premiums for health (including medical, dental, vision), life, AD&D and disability policies, reduced by the amount of projected employee premiums during the applicable severance period for each named executive officer.

Termination of Employment Not in Connection with a Change in Control

The additional amounts set forth in this table would be payable pursuant to the Employment Security Agreements, assuming no change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2021.

	C. Robert	Steven L.
Name	Udell, Jr.	Childers
Base Salary (1)	$1,224,000	$600,000
Bonus (1)	$1,309,680	$438,000
Welfare Benefits for Severance Period (2)	$38,557	$31,930

1.	Base Salary and Bonus. These amounts represent two times base salary and target bonus for Mr. Udell and 1.5 times base salary and target bonus for Mr. Childers.

2.	Welfare Benefits for Severance Period. Amounts in this row consist of projected Company premiums for health (including medical, dental, vision), life, AD&D and disability policies, reduced by the amount of projected employee premiums during the applicable severance period for each named executive officer.

Benefits Upon Change in Control

The additional amounts set forth in this table would be realized by each named executive officer under the LTIP, assuming a change of control of the Company occurred on December 31, 2021.

	C. Robert	Steven L.
Name	Udell, Jr.	Childers
Value of Unvested Restricted Shares (1)	$5,513,994	$2,316,062

(1)	Amounts in this row represent the value of the restricted shares that would vest upon the change in control on December 31, 2021 under the terms of the LTIP. The value of the restricted shares is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2021 ($7.48), which was the last trading day of fiscal year 2021.

PROPOSAL NO. 3 – ADVISORY VOTE ON THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers at least every three years and to submit to stockholders every six years a resolution subject to an advisory vote as to whether the stockholder vote to approve named executive officer compensation should occur yearly, every two years or every three years. At the 2017 annual meeting, the stockholders voted, on an advisory basis, to hold such a vote on a yearly basis and the board subsequently determined, consistent with the stockholders’ vote, to hold such a vote on a yearly basis.

Accordingly, we are presenting this vote at the 2022 annual meeting.

Our executive compensation objectives are to:

•	provide incentives to our executives to maximize stockholder return;

•	enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

We have pursued these objectives by:

•	using restricted shares in an effort to unify the interests of the executives and stockholders;

•	establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;

•	using a cash incentive bonus plan and performance share awards that tie the level of achievement of our annual financial and operational performance goals to the amount of annual cash incentive compensation that we pay to each of our executives and a portion of the restricted shares awarded to them; and

•	prior to establishing our new peer group for 2022, using updated compensation information for 2021 compiled from 9 peer companies (Windstream Holdings, Inc. (filed for Chapter 11 bankruptcy protection), Cincinnati Bell, Inc. (taken private), Zayo Group Holdings, Inc. (taken private) and General Communications, Inc. (acquired) were omitted from the analysis) that operate in the integrated communications, wireless telecommunications, communications equipment and broadcasting and cable television industries and that had annual revenues from $234 million to $5.3 billion, with a median revenue of $1.4 billion to benchmark compensation against competitive levels.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2022 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 3).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. As this is an advisory vote, the result will not be binding on the Company, the board of directors or the compensation committee, although the board of directors and the compensation committee will carefully consider the outcome of the vote when evaluating our compensation program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy

Our audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons” (which consists of directors, director nominees, executive officers and stockholders owning five percent or more of the Company’s outstanding stock, any of their immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position or has, together with the beneficial ownership interests of all other “related persons,” a 10% or greater beneficial ownership interest). The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable SEC rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest).

Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable SEC rules (“exempt transactions”). In addition, the audit committee has approved in the policy the provision of products or services by the Company and its subsidiaries to “related persons,” if conducted in the ordinary course of business and on terms that are no less favorable to the Company than those available to customers who are not related to the Company.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), that such party provide, to the extent practicable, notice to the Company of the proposed related person transaction. In addition, any amendment, renewal or extension of any Other Related Person Transaction previously approved under this policy shall also be subject to approval under the policy as a separate Other Related Person Transaction. The audit committee or its chairperson may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chairperson, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chairperson, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest.

There were no “related persons” transactions in 2021 that are required to be disclosed in this proxy statement under applicable SEC rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2021, Roger H. Moore, Maribeth S. Rahe, Thomas A. Gerke (for a portion of the year) and Robert J. Currey (for a portion of the year) served on the compensation committee. Mr. Currey was formerly the Chief Executive Officer and President of the Company, and served as our Executive Chairman until December 31, 2017. No member of the compensation committee was, during 2021, a current officer or employee of the Company or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2021, no Company executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s board of directors or its compensation committee.

ANNUAL REPORT TO STOCKHOLDERS

Our combined 2021 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2021 is being made available to stockholders concurrently with this proxy statement. The Notice and Access Card provided to stockholders contains instructions on how to access the 2021 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2021.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2023 annual meeting of stockholders, that proposal must be received at our principal executive offices, 2116 South 17th Street, Mattoon, Illinois 61938 (Attention: Secretary), no later than November 22, 2022.

Our Amended and Restated Bylaws provide that certain additional requirements be met in order that business, including the nomination of directors, may properly come before the stockholders at the annual meeting. Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and, if known, residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; the text of any resolution proposed to be adopted at the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.

In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on the Company’s stock transfer books, and of such beneficial owner; the class, series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the annual meeting to bring the business proposed in the notice before the meeting; a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from stockholders in support of such proposal or nomination; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

GENERAL

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.

To our knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with these requirements during 2021.

Other Information

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview and telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendation of the board of directors.

OTHER MATTERS

Our board does not know of any other matters that are to be presented for action at the 2022 annual meeting.

Should any other matter come before the annual meeting, however, the Proxy Holders will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

J. Garrett Van Osdell
Chief Legal Officer and Secretary

Dated: March 22, 2022

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000540604_1 R1.0.0.24 For Withhold For All All All Except The Board of Directors recommends you vote FOR each of the following nominees: 1. Election of Directors: Nominees 01) Robert J. Currey 02) Andrew S. Frey 03) David G. Fuller 04) Thomas A. Gerke 05) Roger H. Moore 06) Maribeth S. Rahe 07) Marissa M. Solis 08) C. Robert Udell, Jr. CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. 121 SOUTH 17TH STREET MATTOON, IL 61938 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 1, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CNSL2022. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 1, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Approval of Ernst & Young LLP, as the independent registered public accounting firm. 3. Executive Compensation - An advisory vote on the approval of compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

0000540604_2 R1.0.0.24 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, 10K WRAP are available at www.proxyvote.com CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. 121 South 17th Street, Mattoon, IL 61938 Annual Meeting of Stockholders May 2, 2022 9:00 a.m. Central Time www.virtualshareholdermeeting.com/CNSL2022 This proxy is solicited by the Board of Directors J. Garrett Van Osdell and Steven L. Childers, or either of them, each with the power of substitution are hereby authorized to represent and to vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings, Inc. to be held on May 2, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the director candidates nominated by the Board of Directors, FOR Proposal 2 and FOR Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be signed on reverse side.)